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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

KINDER MORGAN CANADA LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies: Restricted voting shares, special voting shares, cumulative redeemable minimum rate reset Preferred Shares, Series 1 and cumulative redeemable minimum rate reset Preferred Shares, Series 3

	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: $3,417,634,996.58 (the U.S. dollar equivalent of the maximum aggregate value of transaction has been calculated using a US$/CDN$ exchange rate of 1.3167 as of June 15, 2018, as released by the Board of Governors of the Federal Reserve System as of June 18, 2018)

	(5)	Total fee paid: $425,495.56
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

July 27, 2018

Dear shareholder:

        On May 29, 2018, Kinder Morgan Canada Limited (the "Company") entered into a share and unit purchase agreement (the "Purchase Agreement") among Kinder Morgan Canada Cochin ULC, Her Majesty in Right of Canada (the "Purchaser"), the Company and Kinder Morgan, Inc., under which the Purchaser has agreed, subject to the terms and conditions of the Purchase Agreement, to buy certain entities indirectly held by the Company, including the owner of the Trans Mountain pipeline system and related expansion project, for cash consideration of CDN$4.5 billion, subject to certain adjustments. The proposed transaction may constitute a sale of all or substantially all of the property of the Company under applicable corporate laws, which requires that the Company's shareholders approve the proposed sale.

        As a result, you are cordially invited to attend a special meeting of the Company's shareholders to be held in the Grand Ballroom of the Metropolitan Conference Centre, 333—4th Avenue S.W., Calgary, Alberta, on Thursday, August 30, 2018, at 9:00 a.m. (Calgary time), to vote on a special resolution to approve the proposed transaction. The full text of the special resolution is attached as Appendix A to the accompanying information circular and proxy statement. In order to pass the special resolution, a majority of not less than two-thirds of the votes cast by the Company's holders of restricted voting shares, special voting shares, preferred shares, series 1 and preferred shares, series 3, voting together as a single class, must be for the special resolution.

        Our board of directors has unanimously determined that the proposed sale is fair and in the best interests of the Company and unanimously recommends that you vote FOR the transaction.

        Included with this letter is a package of information with respect to the proposed transaction, including details of the transaction and directions on how to vote on the transaction. I would encourage you to review it for complete details of the proposed transaction, as well as its impact on you.

        Representation of your shares at the meeting is very important. I urge you, whether or not you plan to attend the meeting, to vote promptly over the Internet or by telephone or by mailing a completed proxy card or voting instruction form. Instructions on how to vote begin on page ii of the information circular and proxy statement.

        Thank you for your support.

Sincerely,

Steven J. Kean Chairman and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, AUGUST 30, 2018

To our shareholders:

        The special meeting (the "Meeting") of the holders of restricted voting shares ("Restricted Voting Shares"), special voting shares ("Special Voting Shares"), cumulative redeemable minimum rate reset Preferred Shares, Series 1 ("Series 1 Preferred Shares") and cumulative redeemable minimum rate reset Preferred Shares, Series 3 ("Series 3 Preferred Shares" and, together with Series 1 Preferred Shares, "Preferred Shares") of Kinder Morgan Canada Limited (the "Company") will be held in the Grand Ballroom of the Metropolitan Conference Centre, 333 — 4th Ave S.W., Calgary, Alberta, on Thursday, August 30, 2018, at 9:00 a.m. (Calgary time), for the following purposes, as described in the accompanying information circular and proxy statement (the "proxy statement"):

  •
  to consider, and, if deemed advisable, to approve, with or without variation, a special resolution (the "Transaction Resolution"), the full text of which is included as Appendix A to the accompanying proxy statement, approving the sale of all or substantially all of the property of the Company other than in the ordinary course of business to Her Majesty in Right of Canada (the "Purchaser") pursuant to the share and unit purchase agreement dated May 29, 2018 among Kinder Morgan Cochin ULC, the Purchaser, the Company and Kinder Morgan, Inc.; and

  •
  to consider such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

        The board of directors of the Company has unanimously determined that the proposed sale is fair and in the best interests of the Company, and unanimously recommends that shareholders vote FOR the Transaction Resolution. The Transaction Resolution must be approved by a majority of not less than two-thirds of the votes cast by shareholders, voting together as a single class, present in person or represented by proxy at the Meeting.

        Holders of Restricted Voting Shares, Special Voting Shares and Preferred Shares as of the close of business on July 23, 2018, the record date, are entitled to receive notice of and to vote, together as a single class, at the Meeting. A list of all registered holders entitled to vote is on file at our principal offices at Suite 2700, 300—5th Avenue S.W., Calgary, Alberta, and will be available for inspection by any shareholder for any purpose germane to the Meeting during the Meeting and during business hours for ten (10) days prior to the Meeting.

        Even if you plan to attend the Meeting in person, please cast your vote in advance as soon as possible using one of the methods described in the accompanying proxy statement. You may vote over the Internet or by telephone or by mailing a completed proxy card or voting instruction form, as applicable, all as described in the accompanying proxy statement. In order to be valid, proxy cards and votes cast over the Internet and by telephone must be received not less than 48 hours (excluding weekends and holidays) before the time set for the Meeting or any adjournment thereof. If you hold your shares in street name, then you should follow the instructions on the voting instruction form provided by your broker or other intermediary with respect to the procedures to be followed for voting at the Meeting. Any shareholder attending the Meeting who presents appropriate documentation described in the accompanying proxy statement may revoke an earlier vote by proxy and vote in person.

IF YOU PLAN TO ATTEND:

        Please note that space constraints make it necessary to limit attendance to shareholders. Guests of shareholders will not be admitted. Admission to the Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. (Calgary time), and seating will begin at 8:30 a.m. (Calgary time). Shareholders will be asked to present valid picture identification, such as a driver's license or passport. Shareholders holding Restricted Voting Shares, Special Voting Shares or Preferred Shares in brokerage accounts will also need to bring the voting instruction form that they received from their broker or other intermediary in connection with the Meeting, or a copy of a brokerage statement reflecting ownership of Restricted Voting Shares, Special Voting Shares or Preferred Shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

By order of the Board of Directors,

July 27, 2018	Steven J. Kean
Calgary, Alberta	Chairman and Chief Executive Officer

SUMMARY
SPECIAL MEETING OF SHAREHOLDERS

        This summary contains highlights about this information circular and proxy statement (the "proxy statement"). This summary does not contain all of the information that you should consider in advance of the Meeting, and we encourage you to read the entire proxy statement carefully before voting.

        Unless stated otherwise or the context otherwise requires, all references in this proxy statement to "we," "us," "our," or the "Company" are to Kinder Morgan Canada Limited. All capitalized terms used herein but not otherwise defined have the meanings set forth under "Glossary of Terms" in this proxy statement.

 MEETING INFORMATION

Date and time:	Thursday, August 30, 2018, 9:00 a.m. (Calgary time).
Place:	The Grand Ballroom of the Metropolitan Conference Centre, 333 — 4th Avenue S.W., Calgary, Alberta.
Record date:	The close of business on July 23, 2018.
Voting:	Shareholders as of the close of business on the record date may vote. Each Share is entitled to one vote on each matter to be voted upon.
Voting Deadline:

In order to be valid and acted upon at the Meeting, forms of proxy, as well as votes cast over the Internet and by telephone must be received in each case not less than 48 hours (excluding weekends and holidays) before the time set for the Meeting. If you hold your Shares in street name, then you should follow the instructions on the voting instruction form provided by your broker or other intermediary with respect to the procedures to be followed for voting at the Meeting.

MATTERS TO BE VOTED ON AND BOARD RECOMMENDATION

        At the Meeting, Shareholders will be asked to consider the Transaction Resolution in the form set forth in Appendix A to this proxy statement. Shareholders are urged to review this proxy statement when considering the Transaction. In particular, see "The Transaction".

        The Transaction Resolution must be approved by a majority of not less than two-thirds of the votes cast by Shareholders, voting together as a single class, present in person or represented by proxy at the Meeting.

        Unless otherwise directed, the persons named in the accompanying form of proxy for the Meeting intend to vote FOR the Transaction Resolution.

        It is a condition to the completion of the Transaction that the Transaction Resolution be approved at the Meeting.

i

HOW TO VOTE

        You may vote your Shares by any of the following methods:

By Internet	View proxy materials and vote online by following the instructions on your proxy card or voting instruction form.
By Telephone	Vote by telephone by following the instructions on your proxy card or voting instruction form.
By Mail

Vote by completing and returning a signed paper proxy card (if you are the registered holder of your Shares) or by following the vote-by-mail instructions included on the voting instruction form provided by your broker or other intermediary (if your Shares are held beneficially in street name).

In Person at the Meeting

If you are the registered holder of your Shares, you may vote in person at the Meeting. If, on the other hand, you hold your Shares through a broker or other intermediary, you must first obtain a "legal proxy" from your broker or other intermediary, and you must provide a copy of your legal proxy to us in order to vote in person at the Meeting.

        For more information, please read "Questions and Answers about the Meeting and Voting" below.

GLOSSARY OF TERMS

        The following is a glossary of certain terms used in this proxy statement, including the Summary and Appendix C. Terms and abbreviations used in the Appendices to this proxy statement other than Appendix C are defined separately and the terms and abbreviations defined below are not used therein, except where otherwise indicated.

        "ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, including the regulations promulgated thereunder, as amended from time to time.

        "Acquisition Proposal" means any proposal relating to a possible: (a) merger, amalgamation, arrangement, reorganization, joint venture, consolidation, take-over bid, share exchange or similar transaction involving the Company, KMCU or directly or indirectly any of the Target Entities; (b) sale, lease or other disposition, directly or indirectly, by merger, amalgamation, arrangement, reorganization, joint venture, consolidation, share purchase or exchange or otherwise, of any assets of the Company, KMCU or directly or indirectly any of the Target Entities representing, in the aggregate, fifty percent (50%) or more of the securities or assets of any of the Company, KMCU or any Target Entity; (c) issuance, sale or other disposition of (including by way of merger, amalgamation, arrangement, reorganization, take-over bid, consolidation, share purchase or exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifty percent (50%) or more of the votes attached to the outstanding securities of the Company, KMCU or directly or indirectly any of the Target Entities; (d) liquidation, dissolution, or other similar type of transaction with respect to the Company, KMCU or directly or indirectly any of the Target Entities; or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions, including an assignment of the Purchase Agreement in accordance with the terms of the Purchase Agreement; provided, however, that the term "Acquisition Proposal" shall not include the Transaction contemplated by the Purchase Agreement.

        "Adjusted EBITDA" has the meaning set forth under "Non-GAAP Financial Measures".

        "Advance Ruling Certificate" means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act with respect to the Transaction.

        "Annual Report" means the annual report of the Company for the year ended December 31, 2017 dated February 20, 2018, available under our profile on SEDAR and EDGAR.

        "B.C." means the Province of British Columbia.

        "Board" or "Board of Directors" means the board of directors of the Company.

        "Business Day" means any day, except Saturdays and Sundays, on which banks are generally open for non-automated business in Calgary, Alberta.

        "CDS" means CDS Clearing and Depository Services Inc.

        "CFIUS" means the Committee on Foreign Investment in the United States.

        "CFIUS Clearance" means: (a) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the Exon-Florio Amendment (as defined in the Purchase Agreement), with respect to the Transaction and has concluded that there are no unresolved national security concerns, and has therefore terminated all action under the Exon-Florio Amendment; or (b) if CFIUS has sent a report to the President of the United States (the "President") requesting the President's decision, then (i) the President has announced a decision not to take any action to suspend or prohibit the Transaction, or (ii) having received a report from CFIUS requesting the President's decision, the President has not taken any action to suspend or prohibit the Transaction after fifteen (15) days from the date the President received such report from CFIUS.

        "Class B LP Units" means the class B limited partnership units in the capital of Kinder Morgan Canada Limited Partnership, an Alberta limited partnership in which the Company and KMI indirectly hold approximate 30% and 70% common equity interests, respectively.

        "Closing" means the completion of the Transaction on the Closing Date in accordance with the Purchase Agreement.

        "Closing Date" means seven (7) Business Days following the satisfaction or waiver of the conditions to Closing or such other date as may be agreed to by the Parties in writing.

        "Commissioner" means the Commissioner of Competition appointed under the Competition Act and includes any person duly authorized to exercise the powers and perform the duties on behalf of the Commissioner of Competition.

        "Company" means Kinder Morgan Canada Limited, an Alberta corporation, and where the context requires, including its direct and indirect subsidiaries.

        "Competition Act" means the Competition Act (Canada), and includes the regulations made thereunder.

        "Competition Approval" means: (a) the issuance of an Advance Ruling Certificate; or (b) the applicable waiting period under Section 123 of the Competition Act has expired or been waived and a No Action Letter has been issued in accordance with subsection 123(2) of the Competition Act.

        "Computershare" means Computershare Trust Company of Canada.

        "Court" means the Court of Queen's Bench of Alberta.

        "Covered Credit Agreement" means the credit agreement dated June 14, 2018 entered into among TM Pipeline LP, as borrower, Royal Bank of Canada, as administrative agent, Royal Bank of Canada and The Toronto-Dominion Bank, as lenders, and Her Majesty in Right of Canada (or its agent), as guarantor, and the other signatories thereto, as the same may be amended, modified, supplemented, restated or replaced from time to time in respect of the establishment of the Covered Credit Facilities.

        "Covered Credit Facilities" means the credit facilities to fund: (a) all project expenses contemplated by the TMEP 2018 Work Plan, including "owner's costs" and allocation of overhead consistent with past practice; and (b) debt service costs of the Covered Credit Facilities (including, without limitation, the costs, fees and expenses establishing the Covered Credit Facilities and fees payable to Her Majesty in Right of Canada (or its agent, Export Development Canada) in respect of the EDC Guarantee).

        "CTA" means the Canada Transportation Act (Canada), and includes the regulations made thereunder.

        "CTA Clearance" means, in respect of the proposed Transaction and the acquisition by the Purchaser of the Purchased Shares and Purchased Units from KMCU, the Purchaser and KMCU shall have received the notice from the Minister of Transport provided for under subsection 53.1(4) of the CTA or, if such notice has not been received, the completion of the proposed Transaction and the acquisition by the Purchaser of the Purchased Shares and Purchased Units from KMCU shall not be prohibited under subsection 53.2(1) of the CTA.

        "Director RSU Plan" means the Company's Restricted Share Unit Plan for Non-Employee Directors.

        "Dissent Rights" means the rights of registered Shareholders to dissent in respect of the Transaction Resolution and to be paid the fair value of the Shares in respect of which the holder dissents, all in accordance with the provisions of Section 191 of the ABCA.

        "Dissenting Shareholders" means registered Shareholders who validly exercise the Dissent Rights with respect to the Transaction Resolution, which exercise of Dissent Rights has not been withdrawn, or is not deemed to have been withdrawn, before the Effective Time.

        "Distributable Cash Flow" has the meaning set forth under "Non-GAAP Financial Measures".

        "EDC Guarantee" means the guarantee by Her Majesty in Right of Canada (or its agent, Export Development Canada) dated June 14, 2018 in favour of the administrative agent and the lenders under the Covered Credit Agreement.

        "EDGAR" means the SEC's Electronic Data Gathering, Analysis and Retrieval System.

        "Effective Time" means 12:01 a.m. (Calgary time) on the Closing Date.

        "Engagement Agreement" has the meaning set forth under "The Transaction—Fairness Opinion—Engagement of TD Securities".

        "Exempt Proposal" has the meaning set forth under "The Transaction—The Purchase Agreement—Overview of the Transaction and Permitted Marketing Activities".

        "Fairness Opinion" means the opinion of TD Securities that, as of May 28, 2018, the consideration to be received by the KMCU pursuant to the Transaction is fair, from a financial point of view, to KMCU and the Company, a copy of which is attached as Appendix B to this proxy statement.

        "GAAP" means generally accepted accounting principles in the United States that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the Securities Exchange Act of 1934, as amended from time to time.

        "Independent Directors" means the directors of the Company that are independent of, and have no material relationship with, KMI, and are also "independent" within the meaning of applicable securities laws, being Daniel P.E. Fournier, Gordon M. Ritchie and Brooke N. Wade.

        "Interested Parties", or individually an "Interested Party", has the meaning set forth under "The Transaction—Fairness Opinion—Relationship of TD Securities and the Company".

        "KM Canada Terminals" means KM Canada Terminals ULC, an Alberta unlimited liability corporation and an indirect subsidiary of KMI.

        "KMCC" means Kinder Morgan Canada Company, a Nova Scotia unlimited liability corporation and an indirect subsidiary of KMI.

        "KMCI" means Kinder Morgan Canada Inc., an Alberta corporation and an indirect subsidiary of the Company.

        "KMCU" means Kinder Morgan Cochin ULC, a Nova Scotia unlimited liability corporation and an indirect subsidiary of the Company.

        "KMI" means Kinder Morgan, Inc., a Delaware corporation and, where the context requires, includes its consolidated subsidiaries other than the Company and its consolidated subsidiaries.

        "KMI Phantom Unit" means a phantom restricted stock unit granted pursuant to KMI's 2015 Amended and Restated Stock Incentive Plan.

        "Letter Agreement" has the meaning set forth under "The Transaction—Fairness Opinion—Engagement of TD Securities".

        "Limited TM Pipeline LP Indemnity" means the indemnity agreement dated June 14, 2018 pursuant to which TM Pipeline LP has agreed to reimburse Her Majesty in Right of Canada (or its agent, Export Development Canada) for any payment that it makes under the EDC Guarantee under certain limited circumstances.

v

        "Material Adverse Change" or "Material Adverse Effect" has the meaning set forth in the Purchase Agreement.

        "Meeting" means the special meeting of Shareholders, including any adjournment(s) or postponement(s) thereof, that is to be convened to consider and, if deemed advisable, to approve the Transaction Resolution.

        "Minister of Transport" means the Minister of Transport under the CTA.

        "NEB" means the National Energy Board and its successors.

        "No Action Letter" means written confirmation from the Commissioner that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the Transaction.

        "NYSE" means the New York Stock Exchange.

        "Parties" means KMCU, the Purchaser, the Company and KMI, and "Party" means any of them.

        "Preferred Shares" means, collectively, the Series 1 Preferred Shares and the Series 3 Preferred Shares.

        "Purchase Agreement" means the share and unit purchase agreement dated May 29, 2018 among KMCU, the Purchaser, the Company and KMI, including all schedules, appendices and exhibits thereto, as amended, supplemented, restated and replaced from time to time in accordance with its provisions, a copy of which is available under the Company's profile on SEDAR and EDGAR.

        "Purchased Shares" means all of the issued and outstanding shares in the capital of Trans Mountain and KMCI.

        "Purchased Units" means all of the issued and outstanding units in the capital of TM Pipeline LP.

        "Purchaser" means Her Majesty in Right of Canada.

        "Regulatory Approvals" means, collectively, the Competition Approval, the CTA Clearance and the CFIUS Clearance.

        "Restricted Voting Shares" means the restricted voting shares in the capital of the Company.

        "RSU" means a restricted share unit granted pursuant to the RSU Plan or the Director RSU Plan, as applicable.

        "RSU Plan" means the Company's 2017 Restricted Share Unit Plan for Canadian Employees.

        "SEC" means the United States Securities and Exchange Commission.

        "SEDAR" means the System for Electronic Document Analysis and Retrieval.

        "Series 1 Preferred Shares" means the cumulative redeemable minimum rate reset Preferred Shares, Series 1 in the capital of the Company.

        "Series 3 Preferred Shares" means the cumulative redeemable minimum rate reset Preferred Shares, Series 3 in the capital of the Company.

        "Shareholders" means the holders of Restricted Voting Shares, Special Voting Shares and Preferred Shares.

        "Shares" means, collectively, the Restricted Voting Shares, the Special Voting Shares and the Preferred Shares.

        "Special Voting Shares" means the special voting shares in the capital of the Company.

        "Superior Proposal" has the meaning set forth under "The Transaction—The Purchase Agreement—Overview of the Transaction and Permitted Marketing Activities".

        "Support Agreements" means the support agreements dated May 29, 2018 entered into among the Company, the Purchaser and the Supporting Shareholders, in their capacities as Shareholders, as the case may be.

        "Supporting Shareholders" means KMCC and KM Canada Terminals, each an indirect wholly-owned subsidiary of KMI, in respect of securities of the Company legally and beneficially owned by them, as applicable.

        "Target Entities" means TM Pipeline LP, Trans Mountain, KMCI and Trans Mountain Pipeline (Puget Sound) LLC.

        "TD Bank" has the meaning set forth under "The Transaction—Fairness Opinion—Relationship of TD Securities and the Company".

        "TD Securities" means TD Securities Inc., financial advisor to the Company.

        "TM Pipeline LP" means Trans Mountain Pipeline L.P., an Alberta limited partnership and an indirect subsidiary of the Company.

        "TMEP" means a proposed expansion of the TMPL system to increase the capacity from approximately three hundred thousand (300,000) barrels per day to approximately eight hundred and ninety thousand (890,000) barrels per day.

        "TMEP 2018 Work Plan" means the work plan for 2018 for TMEP as mutually agreed to by the Purchaser and KMCU.

        "TMPL system" or "Trans Mountain pipeline" means the Trans Mountain pipeline system including the Edmonton Tank Terminal, Kamloops Terminal, Burnaby Terminal, Sumas Terminal and Westridge Marine Terminal, including a crude oil and refined products pipeline with a capacity of approximately three hundred thousand (300,000) barrels per day which consists of approximately one thousand (1,000) kilometres of pipeline, extending from Edmonton Alberta to delivery points in Burnaby, Westridge and Sumas, British Columbia, and including related lateral lines, rights of way, easements, pumps, pump stations and other related equipment and machinery.

        "Trans Mountain" means Trans Mountain Pipeline ULC, the managing partner of TM Pipeline LP.

        "Transaction" means the purchase and sale of the Purchased Shares and Purchased Units as contemplated by the Purchase Agreement.

        "Transaction Resolution" means the special resolution of Shareholders in respect of the Transaction to be considered at the Meeting, the full text of which is set forth in Appendix A to this proxy statement.

        "TSX" means the Toronto Stock Exchange.

Suite 2700, 300 — 5th Avenue S.W.
Calgary, Alberta T2P 5J2

INFORMATION CIRCULAR AND PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

        Our Board is furnishing you with this information circular and proxy statement (the "proxy statement") in connection with the solicitation of proxies by management of the Company to be voted at the Meeting. In connection with the Meeting, the Company has mailed or caused to be mailed to registered and beneficial Shareholders a proxy card or voting instruction form, as applicable, the notice of meeting and this proxy statement. This proxy statement is first being sent to Shareholders beginning on August 7, 2018.

        References in this document to "dollars", "$", "C$" or "CDN$" are to the currency of Canada, and references to "US$" are to the currency of the United States.

NOTICE TO SHAREHOLDERS

        THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE SEC OR ANY U.S. STATE SECURITIES COMMISSION, NOR HAS ANY CANADIAN SECURITIES REGULATORY AUTHORITY, THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE.

 FORWARD-LOOKING STATEMENTS

        This proxy statement includes "financial outlook", "forward-looking information" and "forward-looking statements" within the meaning of applicable securities legislation (collectively, "forward-looking statements").

        These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Forward-looking statements may be identified by words such as "anticipate", "believe", "intend", "continue", "estimate", "expect", "may" or the negative of those terms or other variations of them or comparable terminology. In particular, but without limitation, this proxy statement contains forward-looking statements pertaining to the following:

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  matters relating to Closing of the Transaction, including the timing thereof, the anticipated receipt of Regulatory Approvals and any remedies associated therewith, Shareholder approval and satisfaction or waiver of all other required conditions to Closing and the Company's share of anticipated before and after-tax proceeds therefrom;

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  the business of the Company and the performance and success of operations therefrom following completion of the Transaction;

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  the potential alternative uses of proceeds received by KMCU from the Transaction, and any subsequent use or redeployment by the Company of its share of the proceeds of the Transaction;

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  the perceived benefits of the Transaction; and

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  the exercise of Dissent Rights by Shareholders with regards to the Transaction.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Any financial outlook or other forward-looking statement set out in this proxy statement has been included for the purpose of providing information relating to management's current expectations and plans for the future, is based on a number of significant assumptions and may not be appropriate, and should not be used, for purposes other than those for which such financial outlook or forward-looking statements are disclosed herein.

        Specific factors that could cause actual results to differ from those in the forward-looking statements provided in this proxy statement include, but are not limited to:

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  satisfaction of the terms and conditions in the Transaction, including receiving requisite approvals, in a timely manner;

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  our effectiveness in establishing separate general, administrative and operational functions in preparation for and following completion of the Transaction;

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  changes in market conditions and competitive landscape;

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  the effect of the Transaction on our credit rating; and

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  strategic alternatives for the Company that could affect any use by the Company of its share of the net proceeds from the Transaction.

        The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable. However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, of their timing or what impact they will have on our results of operations or financial condition. Because of these uncertainties, Shareholders should not put undue reliance on any forward-looking statements.

        See "Risk Factors" in this proxy statement for a more detailed description of these and other factors that may affect the forward-looking statements in this proxy statement. When considering forward-looking statements, you should keep in mind the risk factors described under "Risk Factors" in this proxy statement. Such risk factors could cause actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation, other than as required by applicable law, to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

 NON-GAAP FINANCIAL MEASURES

        In addition to using financial measures prescribed by GAAP, references are made in this proxy statement to Distributable Cash Flow and Adjusted EBITDA, which are measures that do not have any standardized meaning as prescribed by GAAP. Distributable cash flow is net income before depreciation and amortization adjusted for: (i) income tax expense and cash income taxes (paid) refunded; (ii) sustaining capital expenditures (also referred to as "maintenance" capital expenditures); and (iii) certain items that are items required by GAAP to be reflected in net income, but typically either (a) do not have a cash impact, or (b) by their nature are separately identifiable from the normal business operations and in our view are likely to occur only sporadically (for example gains or losses on asset sales, divestiture costs, legal settlements and casualty losses). Adjusted EBITDA is net income before interest expense, taxes, depreciation and amortization and adjusted for certain items.

        We believe the GAAP measure most directly comparable to Distributable Cash Flow and Adjusted EBITDA is net income. Distributable cash flow and Adjusted EBITDA should not be considered as an alternative to GAAP, net income or any other GAAP measures and such non-GAAP measures have important limitations as analytical tools. The computation of Distributable Cash Flow and Adjusted EBITDA may differ from similarly titled measures used by others. For additional information regarding historical presentation of Distributable Cash Flow and Adjusted EBITDA, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Non-GAAP Financial Measures" in the Annual Report.

        The Company does not provide forecasted net income (the GAAP financial measure most directly comparable to the non-GAAP financial measures Distributable Cash Flow and Adjusted EBITDA) due to the impracticality of quantifying certain amounts required by GAAP, such as realized and unrealized foreign currency gains and losses and potential changes in estimates for certain contingent liabilities.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the difference between a registered holder and a beneficial owner or "street name" holder?

        If your Shares are registered directly in your name with our transfer agent, Computershare, you are considered the Shareholder of record with respect to those Shares, referred to in this proxy statement as a "registered" holder. As the registered holder, you have the right to vote in person at the Meeting. As of the record date, CDS was the sole registered holder of Restricted Voting Shares and Preferred Shares, and KMCC and KM Canada Terminals were the only registered holders of Special Voting Shares.

        If your Shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner or "street name" holder. A street name holder is not the Shareholder of record entitled to vote in person at the Meeting. However, as a beneficial owner, you have the right to direct your broker or other intermediary regarding how to vote the Shares held in your account or to obtain a proxy from your broker and vote your Shares in person at the Meeting. All of our Shareholders, other than CDS, KMCC and KM Canada Terminals, are beneficial owners.

Who is entitled to vote on the matter presented at the Meeting?

        Shareholders as of the close of business on July 23, 2018, which we refer to as the record date, are entitled to receive notice of, and to vote their Shares owned as of the close of business on the record date, at the Meeting. If you owned Shares as of the close of business on the record date, you are authorized to vote those Shares at the Meeting, even if you subsequently sell them, except to the extent that you have transferred your Shares after the record date and the transferee of such Shares establishes its ownership of such Shares and requests, not later than ten (10) days before the Meeting, that its name be included on the list of Shareholders eligible to vote at the Meeting, in which case the transferee will instead be entitled to vote those Shares at the Meeting. Please see "How do I vote?" below for important information regarding how to vote your Shares.

        As at July 23, 2018, there were 104,023,460 Restricted Voting Shares, 244,061,460 Special Voting Shares, 12,000,000 Series 1 Preferred Shares and 10,000,000 Series 3 Preferred Shares issued and outstanding. To the knowledge of the directors and executive officers of the Company, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to any class of securities of the Company, except KMI, which, through its indirect wholly-owned subsidiaries, KMCC and KM Canada Terminals, holds all of the Special Voting Shares, representing approximately 65.9% of the Shares eligible to vote on the Transaction Resolution at the Meeting.

How do I vote?

        You may vote your Shares by any of the following methods:

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  By Internet—If you have Internet access, you may view proxy materials and vote online by following the instructions on your proxy card (if you are the registered holder of your Shares) or voting instruction form (if your Shares are held beneficially in street name).

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  By Telephone—You may submit your vote by telephone by following the instructions on your proxy card (if you are the registered holder of your Shares) or voting instruction form (if your Shares are held beneficially in street name).

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  By Mail—You may vote by completing and returning a signed paper proxy card (if you are the registered holder of your Shares) or by following the vote-by-mail instructions included on the voting instruction form provided by your broker or other intermediary (if your Shares are held beneficially in street name).

  •
  In Person at the Meeting—

  •
  Registered Holders.  As a registered holder, you have the right to vote in person at the Meeting.

  •
  Street Name Holders.  If you are a street name holder and you wish to vote in person at the Meeting, you must appoint yourself as proxy on the proxy card or voting instruction form provided by your broker or other intermediary that holds your Shares, giving you the right to vote your Shares in person at the Meeting. You must appoint yourself as proxy not less than 48 hours (excluding weekends and holidays) before the time set for the Meeting. On the day of the Meeting, you will need to provide a copy of such proxy card or voting instruction form indicating that you have been appointed as proxy in order to obtain a ballot.

        Even if you plan to attend the Meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or voting instruction form, or vote over the Internet or by telephone in advance of the deadline for voting. Any Shareholder attending the Meeting who presents the appropriate documentation may revoke an earlier vote by proxy and vote in person.

        In order to be valid, proxy cards and votes cast over the Internet and by telephone must be received not less than 48 hours (excluding weekends and holidays) before the time set for the Meeting. If you hold your Shares in street name, then you should follow the instructions on the voting instruction form provided by your broker or other intermediary with respect to the procedures to be followed for voting at the Meeting.

How can I access the proxy materials over the Internet?

        You can view the proxy materials related to the Meeting on the Internet website listed on your proxy card or voting instruction form. Please have your control number available. Your control number can be found on your proxy card or voting instruction form.

        You also may access the proxy materials through our website at http://kindermorgancanadalimited.com and on file with SEDAR at www.sedar.com and the SEC at www.sec.gov.

What if multiple Shareholders have the same address?

        If you and other residents at your mailing address own Shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of the notice and proxy statement. We will promptly deliver a separate copy of those materials to you if you submit a request to Kinder Morgan Canada Limited, Investor Relations Department, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 or by calling us at (713) 369-9000. If you want to receive separate copies of those materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank or broker.

What does it mean if I receive more than one set of proxy materials?

        It means that you have multiple accounts at Computershare and/or with one or more brokers. Please vote using each control number to ensure that all your Shares are voted.

How many votes do I have?

        You have one vote for each Share that you owned as of the close of business on the record date.

How many Shares must be present to conduct the Meeting?

        The presence at the Meeting, in person or represented by proxy, of at least two (2) Shareholders together holding not less than 25% of the Shares as of the close of business on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the Meeting. As of the close of business on the record date, an aggregate of 370,084,920 Shares were issued and outstanding. As a result, holders of at least 92,521,230 Shares must be present in person or represented by proxy to constitute a quorum.

        Your Shares will be counted as present at the Meeting if you:

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  have properly submitted a proxy card or voting instruction form, as applicable, or voted over the Internet or by telephone before the deadline for voting; or

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  attend the Meeting, if you are a registered holder or if you are a street name holder and have appointed yourself as proxy not less than 48 hours (excluding weekends and holidays) before the time set for the Meeting.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of Shares considered present at the Meeting for quorum purposes.

What vote is required to approve the Transaction Resolution?

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  The Transaction requires the approval of the Transaction Resolution by a majority of not less than two-thirds of the votes cast by Shareholders, voting together as a single class, at the Meeting.

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  Important Voting Information for Street Name Holders.  If you are a street name holder whose Shares are held by a broker who is subject to U.S. regulation, your broker or other intermediary will not be permitted to exercise voting discretion with respect to the Transaction Resolution. Thus, if you do not give your broker or other intermediary specific instructions, your Shares will not be voted and will not be counted in determining the number of Shares voted. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Please communicate your voting decisions to your broker or other intermediary in advance of the voting deadlines described above so that your vote can be counted.

What happens if I do not specify a choice for the proposal when returning a proxy?

        If you sign and return a paper proxy card or voting instruction form and no direction is given for the item on the proxy card or voting instruction form, it will be voted for the Transaction Resolution.

        However, if you are a street name holder whose Shares are held by a broker who is subject to U.S. regulation and you fail to provide voting instructions, your broker will not be permitted to vote your Shares on the Transaction Resolution. Without your voting instructions, brokers subject to U.S. regulation may not vote on the Transaction Resolution, and a "broker non-vote" will occur, which means your vote will not be counted with respect to the Transaction Resolution. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Can I change my vote after I return my proxy card or voting instruction form?

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  Registered Holders.  If you are a registered holder, you may change your vote at any time before the applicable voting deadline, or you may revoke your proxy and submit a new proxy or vote in person at the Meeting. You may do this in a number of ways. First, you may cast a new vote over the Internet or by telephone, so long as you do so by the deadline of 9:00 a.m. (Calgary time) on August 28, 2018 (48 hours prior to the Meeting) or 48 hours (excluding weekends and holidays) prior to any adjournment of the Meeting. Second, you may complete and submit a new proxy card. Third, you may send a written notice stating that you would like to revoke your proxy. If you choose either of the latter two methods, you must submit your notice of revocation or your new proxy card to the attention of our corporate secretary (Suite 2700, 300 — 5th Avenue S.W., Calgary, Alberta T2P 5J2) so that it is received on or before the last Business Day before the Meeting. Finally, you may attend the Meeting, submit a written notice of revocation to the chair of the Meeting and vote in person. Simply attending the Meeting, without voting in person, will not revoke your proxy.

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  Street Name Holders.  If you are a street name holder and you have instructed a broker to vote your Shares, you must follow directions received from your broker to change your vote.

Does the Board support the Transaction?

        Yes. The Board UNANIMOUSLY: (a) determined that the Transaction is fair and in the best interests of the Company; and (b) recommends that Shareholders vote FOR the Transaction Resolution.

Who has been appointed as my proxy holder(s)?

        The persons named in the proxy card included with the proxy materials are officers of the Company. A holder of Shares submitting a completed proxy card or voting instruction form has the right to appoint a person or company (who does not have to be a Shareholder) to be their representative at the Meeting other than the persons designated in the proxy card or voting instruction form. Such appointment may be exercised by inserting the name of the appointed representative in the blank space provided for that purpose. If you cannot attend the Meeting in person, you are requested to vote in accordance with the instructions in "How do I vote?" above.

How will my proxy holder(s) vote my Shares?

        The persons named in the enclosed proxy card will, if the instructions are clear, vote the Shares represented by that proxy card, and where a choice with respect to any matter to be acted upon has been specified in the proxy card, the Shares will be voted in accordance with those instructions. See "What happens if I do not specify a choice for a proposal when returning a proxy?" above for information about how Shares will be voted where no specification has been made on your proxy card.

        The proxy card confers discretionary authority on the designated proxy holders with respect to amendments or variations of matters identified herein or other matters that may properly come before the Meeting. As of the date of this proxy statement, management of the Company knows of no such amendment, variation or other matter. For further information, please see "Other Matters" in this proxy statement.

Do I have any dissenters' rights?

        Pursuant to the ABCA, Dissenting Shareholders are entitled, in addition to any other right such Dissenting Shareholder may have, to dissent and to be paid by the Company the fair value of the Shares held by such Dissenting Shareholder in respect of which such Dissenting Shareholder dissents, determined as of the close of business on the last Business Day before the day on which the Transaction Resolution from which such Dissenting Shareholder's dissent was adopted, and provided the Transaction is completed. A Dissenting Shareholder may dissent only with respect to all of the Shares of a class held by such Dissenting Shareholder, or on behalf of any one beneficial owner and registered in the Dissenting Shareholder's name. Only registered holders of Shares may dissent. Beneficial owners of Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that they may only do so through the registered owner of such Shares. A registered owner of Shares, such as CDS, who holds Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise the Dissent Right on behalf of such beneficial owners with respect to all of the Shares of a class held for such beneficial owners. In such case, the written objection to the Transaction should set forth the number of Shares covered by such written objection.

        For further information, please see "Dissent Rights" in this proxy statement.

Who can attend the Meeting?

        Due to space and security concerns, only Shareholders as of the close of business on the record date or their duly appointed proxy holders may attend the Meeting. We are not able to admit guests of either Shareholders or proxy holders. Admission to the Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. (Calgary time), and seating will begin at 8:30 a.m. (Calgary time). Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

        Shareholders and proxy holders will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your Shares in street name, you will also need to bring the voting instruction form that you receive from your broker or other intermediary in connection with the Meeting or a copy of a brokerage statement reflecting your ownership of Shares as of the close of business on the record date.

        Beneficial Shareholders who have not appointed themselves as proxy at least 48 hours (excluding weekends and holidays) before the time set for the Meeting or any adjournment thereof, will not be able to vote in person at the Meeting. See "How do I vote?" above.

Where can I find the voting results of the Meeting?

        The preliminary voting results will be announced at the Meeting. The final results will be reported in a news release that we will file under the Company's profile on SEDAR, located at www.sedar.com, promptly following the Meeting and on a current report on Form 8-K that we will file with the SEC within four (4) Business Days after the Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

        We will pay the cost of preparing these proxy materials and soliciting your vote. We also will pay the Meeting expenses. In addition, proxies may be solicited by our directors, officers and other employees by telephone, Internet, fax, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries transmit proxy materials to the street name holders, and we will reimburse them for their reasonable out-of-pocket expenses in transmitting such material. Firms including Computershare and Broadridge Financial Solutions, Inc. will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay these third parties approximately CDN$40,000 plus out-of-pocket expenses for these services.

        The Company is sending the proxy materials directly to its registered Shareholders and indirectly to all beneficial Shareholders through their intermediaries. The Company will pay for an intermediary to deliver the applicable proxy materials to both "objecting beneficial owners" and "non-objecting beneficial owners". The Company is not sending any proxy materials directly to beneficial owners.

        If you vote over the Internet or by telephone, any Internet access or telephone charges will be your responsibility.

How can I find more information about the Company?

        There are several ways. We file annual and interim financial statements, management's discussion and analysis and other reports under our profile on SEDAR (www.sedar.com) and file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains these reports, proxy statements and other material that are filed through EDGAR. This system can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to our corporate name or to our SEC file number, 000-55864. You also may read and copy any document we file at the SEC's public reference room located at: 100 F Street, N.E., Room 1503, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

        Additional information regarding the Company is available under our profile on SEDAR at www.sedar.com. Financial information of the Company is provided in our annual financial statements and accompanying management's discussion and analysis for the year ended December 31, 2017 and the three months ended March 31, 2018. Our filings, including our financial statements and management's discussion and analysis, are available under our SEDAR profile at www.sedar.com or on EDGAR at www.sec.gov or you may request a copy by contacting our principal executive office at the following address and telephone number: Kinder Morgan Canada Limited, Suite 2700, 300 — 5th Avenue S.W., Calgary, Alberta T2P 5J2, (403) 514-6780, or by contacting our Investor Relations Department at the following address and telephone number: 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, (713) 369-9000. You also may locate copies of our filings by visiting our website at www.kindermorgancanadalimited.com.

 MATTERS TO BE VOTED ON AND BOARD RECOMMENDATION

        At the Meeting, Shareholders will be asked to consider the Transaction Resolution in the form set forth in Appendix A to this proxy statement. Shareholders are urged to review this proxy statement in its entirety when considering the Transaction. In particular, see "The Transaction".

        The Transaction Resolution must be approved by a majority of not less than two-thirds of the votes cast by Shareholders, voting together as a single class, present in person or by proxy at the Meeting.

        Unless otherwise directed, the persons named in the accompanying form of proxy for the Meeting intend to vote FOR the Transaction Resolution.

        It is a condition to the completion of the Transaction that the Transaction Resolution be approved at the Meeting.

THE TRANSACTION

General

        On May 29, 2018, the Company, the Purchaser, KMCU and KMI entered into the Purchase Agreement pursuant to which the Purchaser has agreed, subject to the terms and conditions of the Purchase Agreement, to buy from KMCU the Purchased Shares and the Purchased Units for aggregate consideration of CDN$4.5 billion, subject to certain adjustments. The sale of these securities will transfer to the Purchaser the ownership of the entities that hold the TMPL system and related TMEP, the Puget Sound pipeline system and the Canadian employees that operate the business and assets to be sold. The Transaction may constitute a sale of all or substantially all of the property of the Company other than in the normal course of business, which under the ABCA requires that Shareholders approve the Transaction Resolution at the Meeting in order for the Transaction to be completed.

        The Purchase Agreement provides for a marketing period that allowed the Parties to take any action until July 22, 2018 (including to solicit or engage in discussions or negotiations with third parties) concerning any Acquisition Proposal that could result in an alternative third party being assigned the Purchaser's rights and obligations under the Purchase Agreement or a Superior Proposal for Shareholders, and the Purchaser may continue those activities until Closing of the Transaction. The Company, KMCU and KMI agreed to reasonably cooperate with the Purchaser in conducting these activities until July 22, 2018, after which they are not permitted to, on their own initiative, actively solicit or seek to initiate or engage in any such discussions or negotiations with third parties with respect to the assets to be sold to the Purchaser, but may continue to do so in respect of any Acquisition Proposal not involving the assets of the Company to be sold to the Purchaser. However, by July 22, 2018, no such permitted assignment of Superior Proposal had occurred. Further, the Purchase Agreement provides that the Purchaser will fund the resumption of the TMEP 2018 Work Plan by guaranteeing TMEP expenditures under the separate, Canadian federal government recourse Covered Credit Facility until Closing of the Transaction. The Transaction is subject to a number of conditions, including approval of the Transaction Resolution as described above, as well as receipt of the Regulatory Approvals and other customary closing conditions. The Company expects Closing will occur late in the third quarter or early in the fourth quarter of 2018, subject to the satisfaction or waiver of all other required conditions to Closing.

        The Company holds an approximate 30% indirect interest in KMCU, with KMI indirectly holding the remaining 70%. Therefore, the Company expects its approximate 30% share of the after-tax proceeds of the Transaction to be approximately CDN$1.25 billion, which equates to approximately CDN$12.00 per Restricted Voting Share (and the economically equivalent, KMI-held Special Voting Shares and accompanying Class B LP Units) on an after-tax basis (CDN$13.00 on a pre-tax basis).

        The Board intends to consider a variety of potential alternatives regarding the redeployment of the Company's share of the net proceeds of the Transaction, and intends to receive financial advice regarding such alternatives. Potential uses of the net proceeds could include, among other things, debt repayment, special dividends or distributions, share repurchases, asset acquisitions, capital expenditures or other cash management activities. No decision has been made as to the use of the Company's share of the net proceeds, and no assurance can be provided as to any particular course of action, as the Board will make such determinations once Closing has occurred and having regard to the relevant circumstances at that time. With respect to the aforementioned alternatives, the Company believes that holding cash in anticipation of a hypothetical acquisition is typically not an attractive course of action.

        A summary of certain material terms of the Purchase Agreement is included under "—The Purchase Agreement" below, and a copy of the Purchase Agreement is available under our SEDAR profile at www.sedar.com and under our EDGAR profile at www.sec.gov, filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed via EDGAR on June 1, 2018.

Background to the Transaction

        The following is a summary of the events leading up to the signing of the Purchase Agreement and the key meetings, negotiations, discussions and actions by and between the Parties that preceded the execution and public announcement of the Purchase Agreement.

        On December 4, 2017, the Company announced a "primarily permitting" strategy for the TMEP in the first half of 2018, focused on advancing the permitting process, rather than commencing full construction and related spending, until it could obtain greater clarity on outstanding permits, approvals and judicial reviews. In the first quarter of 2018, as a result of a number of developments and additional considerations, the Company became increasingly concerned that without active intervention from the Government of Canada (also referred to in this proxy statement as the "Purchaser"), the Company's continued pursuit of the TMEP could endanger the Company's ability to pay dividends to its equity holders and maintain its credit ratings and, ultimately, to continue as a going concern because it would need to incur billions of dollars of debt to fund the construction of the TMEP while facing uncertainty over when, if ever, the cash flow from a completed TMEP needed to service such debt would be realized. The developments and considerations giving rise to the Company's increased concern included:

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  the Government of B.C.'s January 30, 2018 announcement of its intention, in opposition to the TMEP, to pursue a "second phase" of environmental regulations regarding pipeline safety and spill response and restrictions on the increase of diluted bitumen transportation through B.C., which regulations would be promulgated as early as 2019;

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  the Government of B.C.'s announcement of its intention to submit a reference question to the courts regarding the authority of its legislature to enact incremental legislation regulating the potential environmental impacts of diluted bitumen and other heavy oils;

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  increasing concerns over the possibility that the Government of B.C. would strategically use its shared jurisdiction over certain matters, including those involving coastlines, local health and safety and environmental matters (including regulation of hazardous substances), to impose incremental and unexpected regulations directed at its opposition to the TMEP that may have the effect of delaying the construction of the TMEP indefinitely or impairing the Company's ability to operate the TMEP once constructed (and generate cash to service debt associated with the TMEP);

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  the initiation of an interprovincial trade dispute over the TMEP and the realization that the TMEP was in the middle of a Canadian constitutional debate that the Company did not have the power to resolve;

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  concerns that the constitutional and jurisdictional disputes facing the TMEP may take years to resolve and that the consequences of an adverse ruling after the Company had incurred substantial indebtedness to fund project spending on the TMEP would be disastrous to the Company;

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  inaction of municipal authorities in the City of Burnaby with respect to removing encampments and securing a safe working environment and access to the Company's facilities; and

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  impending construction windows necessitating a ramp up of construction spending in the summer of 2018 in order to reduce the risk of further delay to the TMEP.

        On March 6, 2018, representatives of the Company met with James Carr, Canada's Minister of Natural Resources, and Zoë Caron, the Minister's Chief of Staff, in Houston, Texas and presented a request for the support that the Company would need from the Government of Canada in order to proceed with construction activities on the TMEP. The request included (a) clarity and certainty on the paramountcy of federal approvals, including legislation that would provide a "once and for all"

approval of the federally approved undertakings, rendering B.C.'s initiatives to stop the project ineffective, and (b) a financial backstop arrangement that would keep Shareholders whole in the event of a stoppage or suspension of the TMEP. Minister Carr and Ms. Caron agreed that the Government of Canada would work with the Company in advance of the Board's April 2018 meeting in an attempt to find a resolution that would be acceptable to the Government of Canada and the Company. The Company representatives offered to come to Ottawa, Ontario to discuss alternatives and a potential solution. Meetings between the Company and the Government of Canada regarding potential legislative and judicial responses followed throughout the weeks of March 12, 19 and 26, 2018.

        On March 21 and 24, 2018, following conference calls with representatives of Canada's Ministry of Finance and the Prime Minister's office, the Company delivered to the Government of Canada two term sheets, for discussion purposes only, regarding a potential arrangement in which the Purchaser would agree to take specific legislative and executive actions in support of the TMEP and would also agree to provide a backstop pursuant to which the Purchaser would agree to indemnify the Company for all TMEP costs incurred in pursuit of the TMEP in the event of an abandonment of the TMEP by the Company in its discretion. As consideration for providing the backstop, the Purchaser would receive an option to purchase a 5% ownership interest in TM Pipeline LP for nominal consideration if the TMEP was placed into service.

        On March 26 and 27, 2018, representatives of the Company met with representatives of Canada's Ministry of Finance and the Prime Minister's office in Ottawa to discuss potential ways in which the Purchaser could provide the Company with sufficient support to permit it to continue advancing the TMEP, including a backstop in the form outlined in the Company's March 21 and March 24 term sheets, or a potential equity investment by the Purchaser in TM Pipeline LP. The Company noted that the backstop option was still under review and that the Company had concerns regarding the potential risks around the enforceability of a backstop agreement against the Purchaser (including if the current or a subsequent government were to take a different view of the project in the future), potentially leaving the Company burdened by billions of dollars of costs associated with a terminated project. The discussions were preliminary, and the Purchaser expressed a willingness to provide some form of a limited backstop, subject to numerous conditions, pursuant to which it would compensate the Company for a portion of its TMEP-related costs, and potentially step into ownership of the TMEP, in order to see the TMEP to completion. The Company emphasized the urgency of the matter and that a decision by the Company would be forthcoming in a matter of days if resolution of a path forward was not obtained.

        On April 8, 2018, the Company announced that the Board had unanimously approved a suspension of non-essential spending on the TMEP and that, under current circumstances, specifically including the Government of B.C.'s continued actions in opposition to the TMEP, the Company would not commit additional shareholder resources to the TMEP. However, the Company announced that it would consult with various stakeholders in an effort to reach agreements by May 31, 2018 that might allow the TMEP to proceed. The Company also stated that the focus of those consultations would be on two principles: (a) clarity on the path forward, particularly with respect to the ability to construct through B.C.; and (b) adequate protection of Shareholders. The Company noted that prior to 2018, opposition by the Government of B.C. had manifested itself largely through participation in ongoing judicial reviews; however, by late January 2018, the Government of B.C. had begun asserting broad jurisdiction and reiterating its intention to use that jurisdiction to impose further regulations or restrictions on, or stop, the TMEP. The Company further noted that the Government of B.C.'s intention in that regard had been neither validated nor quashed, and that the Government of B.C. continued to threaten to impose unconstitutional, unlawful or additional regulations or restrictions and to file a reference question in court that would further delay the project. The Company found that those actions created greater, and growing, uncertainty with respect to the regulatory landscape facing the TMEP. In addition, the Company was still awaiting judicial decisions on challenges to the original

Order in Council and the B.C. Environmental Assessment Certificate approving the TMEP. These items, combined with the impending approach of critical construction windows, the lead-time required to ramp up spending and the imperative that the Company avoid incurring significant debt while lacking the necessary clarity, brought the Board to the decision it announced on April 8, 2018. The Company also announced that, given the current uncertain conditions, the Company would not be updating its cost and schedule estimate for the TMEP at such time.

        Following the April 8, 2018 announcement, the Company retained TD Securities as its financial advisor. The Company chose TD Securities as its financial advisor because of TD Securities' wide range of expertise in public and private merger and acquisition transactions and its familiarity with the Company gained from its role as the Company's lead underwriter in the Company's initial public offering. The Company also retained Blake, Cassels & Graydon LLP as external legal counsel to provide legal advice with respect to potential alternative transactions and the process of the Board and management relating to any potential transactions. The Independent Directors retained Norton Rose Fulbright Canada LLP as independent legal counsel to provide advice and assistance, as necessary, with the consideration of the obligations of the Independent Directors and related processes involving the Board and the Independent Directors.

        The Company continued to engage in discussions with the Purchaser, as well as the Government of Alberta, after its April 8, 2018 announcement to explore potential solutions to provide the Company with the certainty needed to proceed with the TMEP, including a backstop, a potential equity investment by the Purchaser in TM Pipeline LP and an outright purchase by the Purchaser of the Target Entities or the Company.

        On an April 10, 2018 conference call, representatives of the Purchaser raised the possibility of the Purchaser acquiring a 51% equity interest in TM Pipeline LP.

        On April 13, 2018, the Company proposed to the Purchaser that the Parties focus on a 100% sale scenario (whether through a sale of the Target Entities or the Company) in lieu of a backstop, joint venture or other competing alternatives, and presented the Purchaser with a term sheet relating to a 100% sale structure. While continuing to contemplate alternatives, the Company expressed the need to focus on certainty of reaching agreement in the limited time remaining prior to expiration of the May 31, 2018 Board-imposed deadline. The Company's decision to favor a sale process rather than a backstop structure was based primarily on its concern that a financial backstop would not address the first principle outlined in the Company's April 8, 2018 press release because it would not provide any clarity with respect to the ability to construct through B.C. The Company's view was that, given the political and regulatory uncertainties regarding the Company's ability to construct the TMEP through B.C. (and operate the TMEP once constructed), expending time and resources on a project that may not be completed or, if completed, may not be permitted to flow incremental volumes associated with the project, would not be in the best interests of the Company even if the Company were to be protected by a financial backstop for increased costs of construction or abandonment of the TMEP. Additionally, the Company had continuing concerns regarding the Purchaser's ability to provide a backstop that would be enforceable against the Purchaser (including a subsequent government) and readily available to the Company without the need to resort to lengthy and uncertain proceedings. The Company's reason to favor a 100% sale over a partial sale or joint venture was primarily due to the fact that the Purchaser (including the citizens of Canada and the Canadian economy) would derive benefits (beyond what a private sector firm would derive) from a completed TMEP in the form of increased tax and royalty revenue and jobs, and that these significant benefits to the Purchaser would likely incentivize the Purchaser to continue pursuing and funding the TMEP when a private party whose benefits relate solely to the project's revenues would not. In other words, the interests of the Company and the Purchaser would not be fully aligned.

        On April 17, 2018, the Company held a meeting with the Purchaser, the Alberta government and their respective advisors to provide due diligence information regarding the business and assets of the Target Entities and the Company. Subsequent due diligence meetings, management presentations and discussions continued until execution of the Purchase Agreement on May 29, 2018.

        On April 19, 2018, representatives of the Company, including Gordon Ritchie, the Company's independent lead director, had conversations with representatives of the Purchaser regarding the proposed transaction, during which the Company reiterated the Company's preference for a sale transaction, including a potential sale of 100% of the Company. During these and subsequent conversations over the next few days, the Purchaser noted that it had not yet decided on a specific structure and was continuing to evaluate both a backstop and a sale option, though the Purchaser was clear that its strong preference was not to purchase TM Pipeline LP and that it believed that the backstop was the better way for the Purchaser to support the TMEP.

        On April 25 and April 27, 2018, the Board met in Calgary, Alberta to discuss the next steps with respect to a transaction, review certain financial analysis prepared by TD Securities and discuss the Company's options in the event that the Purchaser was not able to provide a solution by the Company's May 31 deadline. The Board confirmed that obtaining a backstop that would provide clarity with respect to the ability to construct through B.C. and would otherwise be acceptable to the Company was highly unlikely and, while the Company should continue to evaluate a potential backstop option, a sale transaction was the Board's preferred approach. Accordingly, the Board authorized the Company's management to present the Purchaser with the Board's views regarding potential alternative sale scenarios and valuations.

        On April 30, 2018, Dax Sanders, Director and Chief Financial Officer of the Company, and the Company's independent lead director held a conference call with the Purchaser during which the Company reiterated the Board's view that a backstop arrangement was not the best path forward and emphasized that a sale transaction would be the Company's preferable approach. On the conference call, the Company proposed a purchase price of CDN$6.5 billion for the Target Entities or CDN$23.00 per share for a purchase of all of the common equity of the Company.

        On May 8, 2018, representatives of the Company, including the Company's independent lead director, met with representatives of the Purchaser, including Bill Morneau, Minister of Finance, in Houston. At the meeting, the Purchaser's representatives presented a term sheet outlining two alternative proposals for the Company's consideration. The first alternative, and the Purchaser's preferred option, was for the Company to proceed with construction of the TMEP in reliance on a backstop from the Purchaser pursuant to which the Purchaser would provide a limited indemnity for increased project costs attributable to unreasonable adverse actions of governmental officials in B.C. to delay or obstruct the TMEP and, if the TMEP were abandoned for specified reasons or unable to be completed by a certain date, an indemnity for costs spent on construction pursuant to which the government would reimburse the Company for costs incurred on the project and, in connection therewith, the Purchaser would have an option to acquire ownership of the Target Entities. The second alternative was to engage in a marketing process to sell the Target Entities, together with the Purchaser's backstop, to a third party buyer, after which, if such marketing process was unsuccessful, the Purchaser would purchase the Target Entities for CDN$2.3 billion plus an unspecified percentage of the approximately CDN$1.1 billion of capital spend to date on the project (with an additional, unspecified percentage to be paid upon successful in-service of the TMEP).

        On May 9, 2018, the Board held a telephonic meeting to discuss the Purchaser's May 8 proposal and unanimously agreed to reject the Purchaser's proposal and insist on an outright sale of the Target Entities or the Company at a fair purchase price, rather than the alternatives proposed by the Purchaser.

        On May 10, 2018, the Company's Chairman and CEO, Steven Kean, and Minister Morneau had a phone conversation to discuss possible ways forward. Mr. Kean conveyed the Company's position on certain matters identified in the Purchaser's May 8 proposal, and that in the unanimous view of the Board, the proposed backstop arrangement was unacceptable to the Company because it did not provide certainty with respect to the ability to construct through B.C., was highly conditioned and was not an arrangement that the Parties would be able to fully negotiate by May 31. Mr. Kean and Minister Morneau disagreed on the merits of the Purchaser's May 8 proposal but agreed that the Parties should remain engaged in discussions toward a potential solution.

        On May 16, 2018, the Board met in Calgary to discuss the status of the negotiations. The Board's overall view was that a transaction would likely not happen before the Company's May 31 deadline and, in such an event, the Board would order a full suspension and cessation of all work with respect to the TMEP. The Board confirmed that the terms of the Purchaser's May 8 term sheet were not acceptable, but determined that the Board should develop a framework for what the Company would need in order to move forward with the TMEP in the absence of a sale transaction. The Board agreed to meet later in the week to fully develop such a framework and present it to the Purchaser.

        The Board met in Houston on May 18, 2018 for an in-depth discussion regarding the path forward, particularly in light of the Purchaser's continued preference for a backstop approach instead of a sale transaction. To further explain to the Purchaser the Board's concerns regarding a backstop arrangement, the Board collectively prepared a detailed outline of what would be needed from a backstop arrangement in order to satisfy the Company's stated principles of (a) certainty of construction through B.C. and (b) protection of Shareholders. The Company provided the Board's outline to the Purchaser on May 21, 2018.

        In a phone conversation between Mr. Kean and Minister Morneau on May 18, the Parties agreed to have discussions on both alternatives — i.e. the 100% sale of the Target Entities and the possibility of a backstop arrangement.

        On May 22, 2018, representatives of the Company, including the Company's independent lead director, met with representatives of the Purchaser, including Minister Morneau. The Purchaser began the meeting by rejecting the terms of the Company's May 21 outline regarding the backstop arrangement, noting in particular that the actions requested by the Company to satisfy the Company's principle regarding clarity on the ability to construct through B.C. were unacceptable to the Purchaser. The Purchaser explained the reasons for its view and that there was no basis for further engaging on such an arrangement. The Parties then proceeded to a discussion regarding a potential sale transaction. The Purchaser provided the Company's representatives with a financial analysis prepared by the Purchaser's financial advisors, Greenhill & Co., and presented a proposal pursuant to which the Purchaser would acquire the Target Entities for CDN$3.85 billion, contingent on obtaining certain governmental approvals that were not anticipated to be obtained until mid-December, and would provide full funding for pre-closing costs on the TMEP through the proposed Covered Credit Facility.

        On the afternoon of May 22, 2018, the Board held a conference call to discuss the Purchaser's proposal. The Board discussed the Purchaser's rejection of the principles contained in the Board's May 21 outline regarding a potential backstop and agreed that the Parties' inability to find common ground on a backstop arrangement required the Board to make a decision whether to (a) effect a sale transaction or (b) fully suspend and cease all work with respect to the TMEP, and continue to operate and grow the Company's existing pipeline and terminals asset base. The Board discussed the Purchaser's proposal regarding a sale transaction, including the timing considerations inherent in the Purchaser's proposal and the associated risks involved with having a material condition outstanding that would not be satisfied until December. The Board agreed that the possibility of delaying closing until December was not acceptable. The Board also considered the purchase price proposed by Purchaser, noting that the value implied by the proposal was below the valuation at which the Board would recommend a sale transaction over a scenario in which the Company would cease pursuit of the TMEP and continue to operate and grow its existing business. The Board decided that a CDN$4.5 billion pre-tax valuation, which when considered together with the financial analysis of the retained business prepared by TD Securities and anticipated capital gains taxes, approximately equated to the then-current trading price of the Restricted Voting Shares, was the lowest price at which the Board would recommend a transaction, and authorized Company management to make a counter proposal to the Purchaser on those terms.

        On the morning of May 23, 2018, representatives of the Company and the Purchaser reconvened, and the Company first noted that the timing suggested by the Purchaser's offer on May 22, 2018 was not acceptable to the Company. After a break in the discussions, the Purchaser responded that it would be able to obtain certain approvals within a shorter time frame, alleviating the Company's concerns regarding timing with respect to satisfaction of material conditions. In response to the Purchaser's CDN$3.85 billion offer relayed on May 22, the Company stated that CDN$4.5 billion was the lowest price at which the Board was willing to recommend a transaction to Shareholders. The Company further noted that it estimated it would be paying at least CDN$325 million of capital gains taxes on the CDN$4.5 billion of sales proceeds, making the net price to the Purchaser CDN$4.175 billion, and that it would agree to promptly recommence construction activities on the TMEP after signing definitive agreements, utilizing funding provided by the Covered Credit Facility. After breaking for several hours while the Purchaser considered the Company's proposal, the meeting was resumed and the Purchaser stated that it was willing to move forward at a CDN$4.5 billion price, conditioned on (a) the Purchaser be given a full six (6) weeks to market the transaction to another willing buyer, (b) definitive documents being finalized prior to a scheduled Cabinet meeting on the morning of May 29, 2018, (c) the Company promptly recommencing construction activities on the TMEP after signing definitive agreements utilizing funding provided by the Covered Credit Facility and (d) a definitive representation or indemnification by the Company that it will pay at least CDN$325 million of capital gains taxes on the transaction (effectively reducing the net price to the Purchaser to CDN$4.175 billion).

        The Company agreed in principle to the Purchaser's counterproposal, subject to the negotiation of definitive transaction agreements and Board approval, and immediately engaged with the Purchaser and its counsel from the evening of May 23, 2018 through the early morning of May 29, 2018 to negotiate the terms of the Purchase Agreement and related documents, including the Support Agreements pursuant to which the Supporting Shareholders would agree to vote in favor of and support the Transaction, with several negotiating and drafting sessions in the offices of the Purchaser's counsel in Calgary. Much of the negotiations focused on (a) the proposed marketing process and concerns that such process and related regulatory approvals could delay Closing of the Transaction, (b) the Company's obligation to restart construction and spending activities on the TMEP, and the related funding arrangements, (c) retention of key employees to accompany the business of the Target Entities, (d) the scope of the Company's representations and indemnification obligations, and (e) preservation of the value associated with the tank lease arrangements between the Company's terminals business segment and the Target Entities in respect of the Edmonton terminal.

        On May 23, 2018, the Board instructed TD Securities to begin preparation of a fairness opinion assessing the financial adequacy of Purchaser's offer.

        On May 27, 2018, the Independent Directors reviewed the status of the potential Transaction, the governance process undertaken and the key terms of the Purchase Agreement with their independent legal counsel.

        On May 28, 2018, the Board met to review and consider the specific proposed terms of the Transaction, including the key terms and conditions of the Purchase Agreement, the Support Agreements, the anticipated benefits to Shareholders of entering into the proposed Transaction and the proposed terms of the government-recourse Covered Credit Facility that would provide interim funding for the TMEP pending Closing of the Transaction. At this meeting, TD Securities provided a detailed presentation on the financial aspects of the Transaction, including a detailed analysis of the financial impact of the proposed Transaction on the Company and its outstanding Shares as compared to the scenario in which the Company would forego a sale transaction and approve a full suspension and cessation of all work with respect to the TMEP (which the Board unanimously agreed to be the most likely scenario in the absence of a sale transaction), noting that the consensus of the research community had valued the Company at approximately CDN$13.00 per share in such a scenario. TD Securities provided its verbal Fairness Opinion to the Board that, as of the date of such opinion and subject to and based on customary assumptions, qualifications and limitations, the consideration to be received by KMCU pursuant to the proposed Transaction was fair, from a financial point of view, to KMCU and the Company. The Board reviewed the negotiation process with management and discussed the proposed final terms of the Purchase Agreement and the verbal Fairness Opinion of TD Securities. The written Fairness Opinion addressed to the Board is contained in Appendix B to this proxy statement.

        After considering, among other things, alternative courses of action that had been considered, the terms of the Purchase Agreement and the Support Agreements, the verbal Fairness Opinion and related analysis presented by TD Securities and the impact of the proposed Transaction on Shareholders and other various stakeholders of the Company, the Board unanimously determined that the Transaction was fair and in the best interests of the Company and that it would recommend that Shareholders vote in favour of the Transaction Resolution, and authorized the Company to enter into the Purchase Agreement. This meeting included an in camera session of the Board with only the Independent Directors in attendance.

        On May 29, 2018, KMCU, the Purchaser, the Company and KMI executed the Purchase Agreement, and the Company issued a press release and held an investor conference call announcing the Transaction. On June 1, 2018, the Company filed a Form 8-K with the SEC and a Material Change Report on SEDAR disclosing the terms of the Purchase Agreement.

        On June 18, 2018, the Board approved the contents and mailing of this proxy statement to Shareholders, subject to any amendments that may be approved by the Company's executive officers, and reconfirmed its recommendation to Shareholders to vote for the Transaction Resolution.

Reasons for and Anticipated Benefits of the Transaction

        In determining that the Transaction is fair and in the best interests of the Company, and in recommending to Shareholders that they approve the Transaction Resolution, the Board considered and relied upon a number of factors, including, among others, the following:

  •
  the Board's view that the Transaction is more favorable than the alternative of approving a full suspension and cessation of all work with respect to the TMEP, writing off an amount up to the approximately CDN$1.1 billion of capital spent to date on the TMEP, incurring additional run-down costs, and continuing to operate and grow the Company's existing pipeline and terminals asset base;

  •
  the Board's view, based on both external and internal analysis, that the cash consideration to be paid by the Purchaser to KMCU pursuant to the Purchase Agreement offers a compelling value for the Target Entities, including the TMPL system, the TMEP and the Puget Sound pipeline system and related assets owned by the Target Entities, on a risked and present valued basis;

  •
  the Company's anticipated pre-tax share of the net proceeds of the Transaction is approximately CDN$13.00 per Restricted Voting Share (approximately CDN$12.00 on an after tax basis), which equates to approximately 77% (approximately 70% on an after tax basis) of the CDN$16.82 closing price of the Restricted Voting Shares on the TSX on May 25, 2018, whereas the business and assets proposed to be sold were budgeted to generate approximately one-half of the Company's Adjusted EBITDA (excluding capitalized equity financing costs) in 2018;

  •
  the Company will continue to manage a portfolio of strategic infrastructure assets across Western Canada, including (a) an integrated network of crude tank storage and rail terminals in Alberta that is one of the largest in the region, (b) the Vancouver Wharves terminal, the largest mineral concentrate export/import facility on the west coast of North America, (c) the Canadian portion of the Cochin pipeline system that transports light condensate originating from the United States to Fort Saskatchewan, Alberta and (d) the Jet Fuel pipeline;

  •
  the Company's remaining business and assets are strong, stable, cash-generating assets and the Company will benefit from significantly lower debt and preferred share financing costs than it would have had the Company proceeded with the TMEP, providing enhanced interest and dividend coverage for the Company's debt and Preferred Shares;

  •
  the Company's crude oil tank storage and rail terminals business and Cochin pipeline system, which the Company will be retaining in the Transaction, are expected to be more valuable if the TMEP is successfully completed by the Purchaser or another party than they would be if the TMEP were cancelled;

  •
  the Board's judgement, after discussions with the Company's financial advisor and management, that there were few potentially interested and capable alternative counterparties to the Company that would be willing and able to compete with the financial terms proposed by the Purchaser by the May 31, 2018 deadline imposed by the Company;

  •
  the Purchase Agreement provides a marketing period until July 22, 2018 whereby both the Company and the Purchaser could take any action (including engaging in discussions or negotiations with third parties) regarding an alternative Acquisition Proposal involving the Company or any of its assets, including the Purchased Shares and Purchased Units, which the Purchaser may continue until Closing, in an effort to find a third party to whom the Purchaser may assign its rights and obligations under the Purchase Agreement;

  •
  while the Purchase Agreement contains a covenant prohibiting the Company from actively soliciting third party Acquisition Proposals following July 22, 2018, the Purchase Agreement permits the Company, prior to the time that Shareholders approve the Transaction Resolution, to discuss and negotiate, under specified circumstances, an unsolicited Acquisition Proposal should one be received and, if the Board determines in good faith, after consultation with its legal and financial advisors, that the unsolicited Acquisition Proposal constitutes a Superior Proposal and that the failure to pursue such Superior Proposal could reasonably be considered to be inconsistent with the Board's fiduciary duties under applicable law, the Board is permitted, after taking certain steps, to terminate the Purchase Agreement in order to enter into a definitive agreement for that Superior Proposal, without the payment of a termination fee to the Purchaser;

  •
  TD Securities provided the Fairness Opinion, the full text of which can be found in Appendix B to this proxy statement, that, as of May 28, 2018, and, subject to certain assumptions, qualifications and limitations, the consideration to be received by KMCU pursuant to the Transaction is fair, from a financial point of view, to KMCU and the Company;

  •
  the Purchaser's obligation to complete the Transaction being subject to a limited number of conditions which the Board believes are reasonable under the circumstances, with the completion of the Transaction not being subject to a financing condition, due diligence condition or third party consents (other than governmental approvals), and the fact that the conditions to completion of the Transaction are specific and limited in scope and the Board's assessment that the Purchaser is willing to devote the resources necessary to complete the Transaction in an expeditious manner;

  •
  as the Transaction may constitute a sale of all or substantially all of the property of the Company other than in the ordinary course of business, not less than two-thirds of the votes cast by Shareholders, voting together as a single class, at the Meeting are required to approve the Transaction Resolution pursuant to the ABCA;

  •
  the Purchase Agreement is a result of arm's length negotiations with the Purchaser, and the Board supervised the negotiation of the key economic and other material terms of the Purchase Agreement with significant involvement of the Independent Directors in negotiating the price and terms of the Transaction;

  •
  the Supporting Shareholders have entered into Support Agreements in connection with the Transaction;

  •
  the Board's belief that the Transaction is likely to be completed in accordance with its terms and within a reasonable time, with Closing currently expected to occur in the third or fourth quarter of 2018;

  •
  registered Shareholders may, upon compliance with certain conditions and in certain circumstances, exercise Dissent Rights; and

  •
  the Transaction will facilitate the continuation of the TMEP, a critical infrastructure project for Canada, without exposing Shareholders to the ongoing and continual risks and uncertainties faced by the Company in its efforts to continue the TMEP.

        The information and factors described above and considered by the Board in reaching its determinations and making its approvals are not intended to be exhaustive but include material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, the Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Board may have given different weight to different factors.

        See "—Recommendation of the Board of Directors" below.

Fairness Opinion

        In determining to approve the Purchase Agreement, the Board considered, among other things, the verbal opinion from TD Securities that, as of May 28, 2018, and, subject to the assumptions, qualifications and limitations contained in the Fairness Opinion, the consideration to be received by KMCU pursuant to the Transaction is fair, from a financial point of view, to KMCU and the Company.

        The full text of the Fairness Opinion, which sets forth, among other things, assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken in rendering such Fairness Opinion, is attached as Appendix B to this proxy statement. The Fairness Opinion addresses only the fairness, from a financial point of view, as of May 28, 2018, to the Company and KMCU, of the consideration to be received by KMCU pursuant to the Transaction and does not address any other aspect of the Transaction or any related transaction, including any legal, tax, accounting or regulatory aspects of the Transaction to the Company or the Shareholders. TD Securities provided the Fairness Opinion to the Board (in its capacity as such) for its use in connection with and for the purposes of its evaluation of the Transaction. The Fairness Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Transaction. The Fairness Opinion does not constitute a recommendation to acquire or dispose of securities of the Company or any other Interested Party nor it is a recommendation to Shareholders as to how to vote on the Transaction or act in any manner in relation to the Transaction.

        Shareholders are urged to read the Fairness Opinion carefully and in its entirety. This summary of the Fairness Opinion is qualified in its entirety by the full text of such opinion.

Engagement of TD Securities

        TD Securities was engaged by the Company pursuant to an engagement agreement dated April 17, 2018 (the "Engagement Agreement") and a letter agreement dated May 28, 2018 (the "Letter Agreement") to provide financial advisory services and to act as financial advisor to the Company in connection with the Transaction including, if requested by the Company, to prepare and deliver to the Board of Directors an opinion as to the fairness of the consideration to be received by KMCU pursuant to the Transaction from a financial point of view to KMCU and the Company. TD Securities has not prepared a valuation of the Company or any of their respective securities or assets, and the Fairness Opinion should not be construed as such.

        The Company chose TD Securities as its financial advisor because of TD Securities' wide range of expertise in public and private merger and acquisition transactions and its familiarity with the Company gained from its role as the Lead Left Joint Bookrunner for the Company's initial public offering.

        The terms of the Engagement Agreement and Letter Agreement provide that TD Securities will receive a transaction fee for its services in an aggregate amount equal to CDN$4,000,000.00 (the "Transaction Fee"), CDN$1,500,000.00 of which was paid on delivery of the Fairness Opinion (regardless of its conclusion) (the "Fairness Opinion Fee"). The Transaction Fee, less any Fairness Opinion Fee paid, will be paid on completion of the Transaction or if another sale or disposition of the TMPL system is entered into within twelve months following termination of the Engagement Agreement. Furthermore, the Company has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

        On May 28, 2018 at the request of the Board of Directors, TD Securities orally delivered the Fairness Opinion to the Board of Directors based upon and subject to the scope of review, assumptions and limitations and other matters described below. The Fairness Opinion provides the same opinion, in writing, as that given orally by TD Securities on May 28, 2018.

TD Securities Credentials

        TD Securities is one of Canada's largest investment banking firms with operations in a broad range of investment banking activities including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. TD Securities also has significant international operations. TD Securities has been a financial advisor in a large number of transactions involving public and private companies in various industry sectors and has extensive experience in preparing valuations and fairness opinions.

Relationship of TD Securities and the Company

        Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, KMI, the Purchaser or any of their respective associates or affiliates (collectively, the "Interested Parties", or individually an "Interested Party"). Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Transaction other than to the Company pursuant to the Engagement Agreement and Letter Agreement.

        TD Securities and its affiliates have not been engaged to provide any financial advisory services, have not, other than as described below, acted as lead or co-lead manager on any offering of securities of the Company, or any other Interested Party, and have not had a material financial interest in any transaction involving the Company, or any other Interested Party, during the 24 months preceding the date on which TD Securities was first contacted in respect of the Fairness Opinion, other than services provided under the Engagement Agreement and Letter Agreement and as described below.

        The Toronto-Dominion Bank ("TD Bank"), the parent company of TD Securities, directly or through an affiliate provides banking services to the Company and KMI, entities related to the Company and KMI, and the Purchaser in the normal course of business, and may in the future provide banking services and credit facilities to the Company, KMI, the Purchaser or any other Interested Party. TD Securities and TD Bank have in the normal course of their business acted as financial advisor and lender, respectively, to entities that are affiliated with the Purchaser. Prior to May 28, 2018, TD Bank entered into negotiations with the Purchaser to act as lender to the Purchaser with respect to Covered Credit Facilities to be put in place to fund project expenses contemplated by the TMEP 2018 Work Plan related to the TMEP. In 2017, TD Securities acted as Lead Left Joint Bookrunner on the Company's CDN$1.75 billion initial public offering and Joint Bookrunner and Co-lead Arranger on the Company's CDN$5.5 billion of credit facilities. TD Securities also was a Joint Bookrunner on the Company's CDN$300 million and CDN$250 million preferred equity offerings in August 2017 and December 2017, respectively. TD Bank also participates in credit facilities of, and acts as lender to, the Company and KMI and certain of their affiliates.

        TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party and may provide derivatives, rates and foreign exchange services to Interested Parties, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, the Company, KMI, the Purchaser or any other Interested Party.

        The fees payable to TD Securities in connection with the Engagement Agreement, Letter Agreement and the Fairness Opinion are not financially material to TD Securities. No understandings or agreements exist between TD Securities and the Company, KMI, or any other Interested Party with respect to future financial advisory or investment banking business other than those that may arise as a result of the Engagement Agreement, Letter Agreement and as described herein. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, KMI, the Purchaser or any other Interested Party.

Approach to Fairness

        In considering the fairness of the consideration to be received by KMCU under the Transaction from a financial point of view to KMCU and the Company, TD Securities principally considered and relied upon the following approaches: (a) a comparison of the multiples implied by the Transaction to the multiples implied by precedent transactions in the Canadian energy pipeline and midstream industry; (b) a comparison of the multiples implied by comparable Canadian energy pipeline and midstream companies whose securities are publicly traded to the multiples implied by the consideration under the Transaction; (c) a comparison of the consideration to be received under the Transaction to a discounted cash flow analysis of KMCI, Trans Mountain and TM Pipeline LP under various scenario analyses including TMEP sensitivities on timing of completion and total construction costs; and (d) (1) a comparison of the Company's indirect share of the consideration under the Transaction to recent market trading prices of the Restricted Voting Shares, and (2) a comparison of the estimated pro forma equity value of the Company assuming (i) no Transaction and cancellation of the TMEP and (ii) a Transaction for the proposed consideration.

        The following is a summary of the material financial analyses performed by TD Securities and reviewed by the Board in connection with the Fairness Opinion and does not purport to be a complete description of the financial analyses performed by TD Securities. Certain of TD Securities' financial analyses included a scenario in which the Company would forego a sale transaction and approve a full suspension and cessation of all work with respect to the TMEP. Accordingly, certain of the analysis described below is illustrative of a scenario in which TMEP does not proceed.

        The rendering of an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by TD Securities or of its presentation to the Board on May 28, 2018. The order of analyses described below does not represent the relative importance or weight given to those analyses by TD Securities. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand TD Securities' financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of TD Securities' financial analyses.

        Selected Precedent Transaction Analysis.    TD Securities compared the multiples implied by the consideration being offered in this Transaction (based on the existing Trans Mountain system) and reviewed and compared the purchase prices and financial multiples paid in selected other precedent transactions in the Canadian energy pipeline and midstream industry since 2003 that had publicly available data and that TD Securities, in the exercise of its professional judgment, determined to be relevant as follows:

				Enterprise Value / EBITDA(1)
Date Announced	Seller	Acquirer	Enterprise Value	Current Yr	Forward Yr
			(C$mm)	(x)	(x)
8-Feb-18	MEG Energy Corp.	Wolf Midstream Inc.	$1,602	13.4x	na
1-May-17	Veresen Inc.	Pembina Pipeline Corporation	$9,700	15.8x	14.6x
12-Dec-16	Canadian Natural Resources Ltd.	Inter Pipeline Ltd.	$528	13.0x	na
29-Sep-16	Enbridge Inc.	Tundra Energy Marketing Ltd.	$1,075	13.4x	na
6-Sep-16	Spectra Energy Corp.	Enbridge Inc.	$58,693	15.6x	13.5x
14-Jul-16	Devon Energy Corp.	Wolf Midstream Inc.	$1,400	na	10.1x
25-Apr-16	Husky Energy Inc.	Cheung Kong Infrastructure Holdings Ltd.	$1,700	na	14.5x
6-Aug-15	TransCanada Corp. / Grand Rapids Pipeline LP	Keyera Corp.	$140	na	na
22-Sep-14	Enbridge Inc.	Enbridge Income Fund Holdings Inc.	$30,400	na	13.8x
2-Sep-14	Riverstone Holdings LLC	Pembina Pipeline Corporation	$710	na	10.0x
11-Dec-12	Kinder Morgan Energy Partners LP, Borealis Infrastructure, Ontario Teachers' Pension Plan	Spectra Energy Corp.	$1,469	na	11.5x
31-Oct-11	Pacific Northern Gas Ltd.	AltaGas Ltd.	$230	10.0x	9.7x
7-Feb-11	Pacific Northern Gas Ltd.	Apache Corp. / EOG Resources Inc.	$50	na	na
7-Apr-08	Rainbow Pipe Line Company Ltd.	Plains All American Pipeline LP	$660	na	na
6-Sep-16	Suncor Energy Inc.	Fort McKay First Nation	$350	na	na
5-Jun-15	Canexus Corp.	Cenovus Energy Inc.	$75	na	na
14-Jun-15	Niska Gas Storage Partners LLC	Brookfield Infrastructure LP	$2,050	18.1x	na
20-Nov-12	BP plc	TransCanada Corp.	$210	16.3x	14.6x
5-Apr-12	Perpetual Energy Inc.	Brookfield Asset Management Inc.	$84	na	na
1-Feb-12	SEMCO Holdings Corp.	AltaGas Ltd.	$1,133	na	8.7x
12-Jan-11	Gibson Energy Partnership	Pembina Pipeline Corporation	$57	na	na
6-Mar-06	EnCana Corp.	The Carlyle Group / Riverstone Holdings LLC	$1,709	15.0x	na
18-May-04	EnerPro Midstream Co.	KeySpan Facilities Income Fund	$269	8.1x	na
30-May-03	NOVA Chemicals Corp.	Pembina Pipeline Income Fund	$185	10.0x	10.0x

(1)
"na" denotes that transaction was reviewed but multiple was not considered due to lack of publicly available information.

        For each of the selected transactions, TD Securities calculated and compared the resulting enterprise value in the transaction as a multiple of Current Year EBITDA and Forward Year EBITDA. Such current year and/or forward year EBITDA multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. Some selected transactions may not have had publicly available information required to determine certain transaction multiples. The results of the precedent transaction analysis are summarized below:

Multiple Range of Comparable Transactions
	Low	Average	High
Enterprise Value as a Multiple of Current Year EBITDA (Pipelines Focused Transactions)	10.0x	13.5x	15.8x
Enterprise Value as a Multiple of Forward Year EBITDA (Pipelines Focused Transactions)	9.7x	12.2x	14.6x
Enterprise Value as a Multiple of Current Year EBITDA (Storage & Terminals Focused Transactions)	8.1x	13.5x	18.1x
Enterprise Value as a Multiple of Forward Year EBITDA (Storage & Terminals Focused Transactions)	8.7x	11.1x	14.6x

Overall Average
Overall average as a Multiple of Current Year EBITDA	13.5x
Overall average as a Multiple of Forward Year EBITDA	11.9x

        Assuming no value for TMEP other than salvage value from previous expenditures, the precedent transaction analysis implied values for the Trans Mountain system of between CDN$2.5 billion and CDN $3.6 billion.

        Selected Publicly Traded Comparable Companies Analysis.    In order to assess how the public market values shares of publicly traded companies similar to a company holding the unexpanded Trans Mountain system, TD Securities reviewed and compared certain financial information relating to the unexpanded Trans Mountain system with selected companies, which, in the exercise of its professional judgment and based on its knowledge of the industry, TD Securities deemed similar to a company holding the unexpanded Trans Mountain system as follows:

Enterprise Value
(in millions of Canadian dollars)
Enbridge Inc.	$149,836
TransCanada Corp.	$98,146
Pembina Pipeline Corporation	$32,004
Enbridge Income Fund Holdings Inc.	$27,285
AltaGas Ltd.	$17,035
Inter Pipeline Inc.	$14,548
Keyera Corp.	$8,598
Gibson Energy Inc.	$3,583

        Of the selected companies, TD Securities determined that Pembina Pipeline Corporation and Inter Pipeline Inc. were the most relevant comparable companies to a company holding the unexpanded Trans Mountain system, given their asset bases include long haul oil pipelines and the nature of their cash flow (i.e. predominately take or pay, cost of service/fee for service, limited commodity and volume exposure).

Multiple Range of Comparable Transactions
	Low	Average	High
Enterprise Value / EBITDA 2018 (Canadian Large Cap Midstream Corporates)	12.0x	12.2x	12.3x
Enterprise Value / EBITDA 2019 (Canadian Large Cap Midstream Corporates)	10.9x	11.1x	11.3x
Enterprise Value / EBITDA 2020 (Canadian Large Cap Midstream Corporates)	10.3x	10.4x	10.6x
Enterprise Value / EBITDA 2018 (Canadian Mid Cap Midstream Entities)	7.9x	11.1x	12.3x
Enterprise Value / EBITDA 2019 (Canadian Mid Cap Midstream Entities)	7.6x	10.5x	12.0x
Enterprise Value / EBITDA 2020 (Canadian Mid Cap Midstream Entities)	6.6x	9.9x	12.2x

	Enterprise Value
	(in millions of Canadian dollars)
Enterprise Value / EBITDA of Pembina Pipeline Corporation (2018-2020)	32,004	10.7x	11.3x	12.0x
Enterprise Value / EBITDA of Inter Pipeline Inc. (2018-2020)	14,548	12.0x	12.13x	12.2x

        Assuming no value for TMEP, the comparable company analysis implied values for the Trans Mountain system of between CDN$2.2 billion and CDN$3.1 billion.

        Discounted Cash Flow Analysis.    TD Securities performed a net present value analysis ("NPV") on the assets that are the subject of the Transaction, which estimates the present value of projected future free cash flows. The NPV methodology reflects the computed current value of the assets based on projected free cash flows expected to be generated from the assets with consideration for inherent risks of those free cash flows such as the amount, timing and relative certainty. The NPV approach requires that certain assumptions be made regarding, among other things, future free cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of discount rates to be used in establishing a range of values. Discount rates were based on an analysis of the cost of equity and debt and other factors, in accordance with the Capital Asset Pricing Model ("CAPM"). TD Securities' NPV analysis involved discounting to a present value the projected unlevered free cash flows of the assets from January 1, 2018 until December 31, 2059 utilizing an appropriate cost of capital as the discount rate.

        TD Securities analyzed the assets by reviewing financial forecasts prepared by management, discussing these forecasts with management, and gathering and assessing other relevant publicly available information. TD Securities considered the unlevered free cash flow from the unexpanded Trans Mountain system that assumed that Trans Mountain continued its existing operations at 100% utilization and earned a regulated rate of return. "Unlevered free cash flow" is the cash flow available to the Company assuming the Company is without debt and has no interest expense. Unlevered free cash flow assumes that the Company funds its obligations without debt and there is no tax benefit from interest expense. It is generally calculated by taking EBITDA (earnings before interest expense, taxes, depreciation and amortization) minus implied cash taxes and capital expenditures. The value of the Trans Mountain system also included incremental free cash flow generated from the lease of Trans Mountain owned tanks at the Edmonton Terminal to an affiliate in the Terminal business (which would become cash flow from a third party following a Transaction). TD Securities also considered the incremental unlevered free cash flow generated by the TMEP upon completion of the expansion project from currently contracted transportation capacity and utilization of spot transportation capacity. TD Securities considered the following three scenarios: (1) a base line scenario where TMEP does not proceed, (2) a scenario which assumes the completion of TMEP based on capital costs of CDN$8.4 billion and an in-service date of December 31, 2020 and (3) a scenario which assumes the completion of TMEP based on capital costs of CDN$9.3 billion and an in-service date of December 31, 2021. The discount rates used in these scenarios varied from 5% to 11%.

Trans Mountain Discounted Cash Flow Value |
Base Pipeline, No TMEP

	2018	2019	2020	2021	2022	2023	2024	2025	2030	2040	2050	2059
All figures in C$mm unless otherwise noted				Contracted Period							Fee For Service
Base Trans Mountain
EBITDA	$121	$207	$202	$197	$197	$195	$196	$196	$191	$164	$166	$186
Interest Expense	—	—	—	—	—	—	—	—	—	—	—	—
Cash Taxes	$(24)	$(41)	$(41)	$(35)	$(36)	$(36)	$(37)	$(38)	$(38)	$(32)	$(44)	$(50)
Sustaining Capex	$(25)	$(45)	$(28)	$(29)	$(35)	$(31)	$(30)	$(31)	$(36)	$(48)	$(64)	$(84)

Distributable Cash Flow	$72	$121	$132	$134	$126	$128	$129	$127	$117	$84	$57	$53
Less: Growth Capex (100% Equity)(1)	—	$29	$29	$29	$2	—	—	—	—	—	—	—
Less: Debt Repayment	—	—	—	—	—	—	—	—	—	—	—	—

Unlevered Free Cash Flow (After Equity / Debt)	$72	$149	$161	$162	$129	$128	$129	$127	$117	$84	$57	$53
Discount Rate	6.0%
Base Trans Mountain Net Present Value	$1,762
Salvage Value	$250
Base Trans Mountain Value (incl. Salvage)	$2,012
Equity Schedule (incl. Debt Repayments)
Opening Project Equity	$2,012	$2,012	$1,983	$1,955	$1,926	$1,924	$1,924	$1,924	$1,924	$1,924	$1,924	$1,924
Growth Capex Funded with Equity	—	$(29)	$(29)	$(29)	$(2)	—	—	—	—	—	—	—
Scheduled Debt Repayments	—	—	—	—	—	—	—	—	—	—	—	—

Ending Balance	$2,012	$1,983	$1,955	$1,926	$1,924	$1,924	$1,924	$1,924	$1,924	$1,924	$1,924	$1,924
Enterprise Value / EBITDA	9.8x	9.6x	9.7x	9.8x	9.8x	9.9x	9.8x	9.8x	10.1x	11.7x	11.6x	10.3x

  Notes: Assumes a May 31, 2018 effective date.

(1)
Positive growth capital represents Firm 50 recoveries from shippers

Trans Mountain Discounted Cash Flow Value |
With TMEP—$8.4bn Capital Program, December 31, 2020 In-Service(1)

	2018	2019	2020	2021	2022	2023	2024	2025	2030	2040	2050	2059
All figures in C$mm unless otherwise noted				Contracted Period							Fee For Service
Base Trans Mountain
EBITDA	$121	$207	$202	$197	$197	$195	$196	$196	$191	$164	$166	$186
Interest Expense	—	—	—	—	—	—	—	—	—	—	—	—
Cash Taxes	$(24)	$(41)	$(41)	$(35)	$(36)	$(36)	$(37)	$(38)	$(38)	$(32)	$(44)	$(50)
Sustaining Capex	$(25)	$(45)	$(28)	$(29)	$(35)	$(31)	$(30)	$(31)	$(36)	$(48)	$(64)	$(84)

Distributable Cash Flow	$72	$121	$132	$134	$126	$128	$129	$127	$117	$84	$57	$53
Less: Growth Capex (100% Equity)(2)	—	$29	$29	$29	$2	—	—	—	—	—	—	—

Less: Debt Repayment	—	—	—	—	—	—	—	—	—	—	—	—
Unlevered Free Cash Flow (After Equity / Debt)	$72	$149	$161	$162	$129	$128	$129	$127	$117	$84	$57	$53
Discount Rate	6.0%
Base Trans Mountain Net Present Value	$1,762
Trans Mountain Expansion
Distributable Cash Flow	$3	$6	$72	$943	$1,042	$961	$970	$983	$1,062	$1,357	$366	$77
Less: Growth Capex (100% Equity)	$(1,462)	$(3,195)	$(1,685)	$(107)	$(2)	—	—	—	—	—	—	—

Unlevered Free Cash Flow (After Equity / Debt)	$(1,459)	$(3,189)	$(1,614)	$836	$1,039	$961	$970	$983	$1,062	$1,357	$366	$77
Discount Rate	10.0%
Trans Mountain Expansion Net Present Value	$2,097
Trans Mountain Combined Net Present Value	$3,859
Equity Schedule (incl. Debt Repayments)
Opening Project Equity	$3,859	$5,321	$8,488	$10,145	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223
Growth Capex Funded with Equity	$1,462 (3)	$3,167	$1,657	$79	—	—	—	—	—	—	—	—
Scheduled Debt Repayments	—	—	—	—	—	—	—	—	—	—	—	—

Ending Balance	$5,321	$8,488	$10,145	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223	$10,223
Enterprise Value / EBITDA	25.7x	40.7x	50.0x	7.5x	7.3x	7.8x	7.6x	7.4x	6.6x	5.2x	16.1x	38.1x

  Notes: Assumes a May 31, 2018 effective date.

(1)
The Company did not update its original cost and schedule estimate for the TMEP because of uncertainty affecting the TMEP during the period preceding the announcement of the Transaction. Based on the Company's long range outlook as of January 1, 2018, with revisions to include, with respect to TMEP, sensitivities contemplating an increased capital cost of CDN$1 billion (as compared to the Company's original estimate of CDN$7.4 billion) and a project completion date of December 31, 2020 (as compared to the Company's originally estimated completion date of December 31, 2019).

(2)
Positive growth capital represents Firm 50 recoveries from shippers.

(3)
2018 capital figure excludes Q1 spending (captured in TMEP spending to date).

Trans Mountain Discounted Cash Flow Value |
With TMEP—$9.3bn Capital Program, December 31, 2021 In-Service(1)

	2018	2019	2020	2021	2022	2023	2024	2025	2030	2040	2050	2059
All figures in C$mm unless otherwise noted				Contracted Period							Fee For Service
Base Trans Mountain
EBITDA	$121	$207	$202	$197	$197	$195	$196	$196	$191	$164	$166	$186
Interest Expense	—	—	—	—	—	—	—	—	—	—	—	—
Cash Taxes	$(24)	$(41)	$(41)	$(35)	$(36)	$(36)	$(37)	$(38)	$(38)	$(32)	$(44)	$(50)
Sustaining Capex	$(25)	$(45)	$(28)	$(29)	$(35)	$(31)	$(30)	$(31)	$(36)	$(48)	$(64)	$(84)

Distributable Cash Flow	$72	$121	$132	$134	$126	$128	$129	$127	$117	$84	$57	$53
Less: Growth Capex (100% Equity)(2)	—	$29	$29	$29	$2	—	—	—	—	—	—	—
Less: Debt Repayment	—	—	—	—	—	—	—	—	—	—	—	—

Unlevered Free Cash Flow (After Equity / Debt)	$72	$149	$161	$162	$129	$128	$129	$127	$117	$84	$57	$53
Discount Rate	6.0%
Base Trans Mountain Net Present Value	$1,762
Trans Mountain Expansion
Distributable Cash Flow	$1	$6	$9	$12	$974	$1,074	$993	$1,003	$1,068	$1,340	$417	$79
Less: Growth Capex (100% Equity)	$(726)	$(1,802)	$(3,075)	$(1,377)	$(37)	—	—	—	—	—	—	—

Unlevered Free Cash Flow (After Equity / Debt)	$(724)	$(1,796)	$(3,066)	$(1,365)	$936	$1,074	$993	$1,003	$1,068	$1,340	$417	$79
Discount Rate	10.0%
Trans Mountain Expansion Net Present Value	$1,394
Trans Mountain Combined Net Present Value	$3,156
Equity Schedule (incl. Debt Repayments)
Opening Project Equity	$3,156	$3,882	$5,655	$8,701	$10,049	$10,084	$10,084	$10,084	$10,084	$10,084	$10,084	$10,084
Growth Capex Funded with Equity	$726 (3)	$1,773	$3,046	$1,348	$35	—	—	—	—	—	—	—
Scheduled Debt Repayments	—	—	—	—	—	—	—	—	—	—	—	—

Ending Balance	$3,882	$5,655	$8,701	$10,049	$10,084	$10,084	$10,084	$10,084	$10,084	$10,084	$10,084	$10,084
Enterprise Value / EBITDA	18.9x	26.9x	41.5x	48.4x	7.2x	7.0x	7.5x	7.3x	6.5x	5.2x	14.3x	36.7x

Notes: Assumes a May 31, 2018 effective date.

(1)
The Company did not update its original cost and schedule estimate for the TMEP because of uncertainty affecting the TMEP during the period preceding the announcement of the Transaction. Based on the Company's long range outlook as of January 1, 2018, with revisions to include, with respect to TMEP, sensitivities contemplating an increased capital cost of CDN$1.9 billion (as compared to the Company's original estimate of CDN$7.4 billion) and a project completion date of December 31, 2021 (as compared to the Company's originally estimated completion date of December 31, 2019).

(2)
Positive growth capital represents Firm 50 recoveries from shippers.

(3)
2018 capital figure excludes Q1 spending (captured in TMEP spending to date).

        Assuming no value for TMEP other than salvage value from previous expenditures, the discounted cash flow analysis implied values for the Trans Mountain system of between CDN$1.6 billion and CDN$2.4 billion. Assuming the TMEP was completed, the discounted cash flow analysis implied values for the Trans Mountain system of between CDN$2.3 billion and CDN$4.8 billion.

        Equity Value Analyses.    TD Securities also compared the Company's indirect share of the pre-tax consideration under the Transaction (approximately CDN$13.00 per share) to recent market trading prices of the Restricted Voting Shares (approximately CDN$15.00 per share to CDN$18.00 per share). Additionally, TD Securities considered a comparison of the estimated pro forma equity value of the Company assuming (i) no Transaction and cancellation of the TMEP and (ii) a Transaction including the proposed consideration. This analysis resulted in an implied value of approximately CDN$4.5 billion (or CDN$12.94 per share), assuming no Transaction and cancellation of TMEP, against an implied equity value of approximately CDN$5.7 billion (or CDN$16.43 per share), assuming completion of the Transaction for the proposed consideration.

        All of the information used in TD Securities' analyses set forth above was based on publicly available sources and the financial projections provided by the Company's management. As stated in the Company's disclosure before the Transaction was announced, the Company did not update its original cost and schedule estimate for the TMEP because of the uncertainty affecting the TMEP during the period preceding the announcement of the Transaction. Rather, the Company provided TD Securities with its long range outlook (including for the TMEP) as of January 1, 2018, with revisions to include, with respect to TMEP, sensitivities contemplating an increased capital cost of CDN$1 billion (as compared to the Company's original estimate of CDN$7.4 billion) and a project completion date of December 31, 2020 (as compared to the Company's originally estimated completion date of December 31, 2019), and provided assistance to enable TD Securities to analyze additional sensitivities relating to capital expenditures and completion dates.

        The description set forth above does not contain a complete description of the analyses performed by TD Securities, but does summarize the material analyses performed by TD Securities in rendering the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. TD Securities believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Fairness Opinion. In arriving at its conclusions in the Fairness Opinion, TD Securities considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, TD Securities made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be TD Securities' view of the actual value of the Company.

Scope of Review, Assumptions and Limitations

        The full text of the Fairness Opinion attached as Appendix B to this proxy statement sets forth, among other things, assumptions made, information reviewed and limitations on the scope of the review undertaken in rendering the Fairness Opinion, including the confirmation of certain matters by senior officers of the Company.

        The Fairness Opinion has been provided to the Board of Directors (in its capacity as such) for its use in connection with and for the purposes of the Transaction. The Fairness Opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to the Company, nor does it address the underlying business decision to implement the Transaction. TD Securities' conclusion as to the fairness, from a financial point of view to the Company and KMCU, of the consideration to be received by KMCU pursuant to the Transaction is based on its review of the Transaction taken as a whole, rather than any particular element. TD Securities expresses no opinion with respect to future trading prices of securities of the Company or any other Interested Party following the announcement and completion of the Transaction. The Fairness Opinion does not constitute a recommendation to acquire or dispose of securities of the Company or any other Interested Party nor is it a recommendation to Shareholders as to how to vote on the Transaction or act in any manner in relation to the Transaction.

        The Fairness Opinion was rendered as of May 28, 2018, on the basis of securities markets, economic, political and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of KMCI, Trans Mountain, TM Pipeline LP, the Company, and their respective subsidiaries and affiliates as reflected in the information provided or otherwise available to TD Securities. Although TD Securities reserves the right to change or withdraw the Fairness Opinion in the event that there is any material change in any fact or matter affecting the Fairness Opinion, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention.

        TD Securities is not an expert on, and did not render advice to the Board of Directors regarding, legal, tax, accounting or regulatory matters.

        The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Fairness Opinion. Accordingly, the Fairness Opinion should be read in its entirety.

        Shareholders are urged to read the Fairness Opinion carefully and in its entirety. This summary of the Fairness Opinion is qualified in its entirety by the full text of such opinion. The full text of the Fairness Opinion is attached as Appendix B to this proxy statement. The Fairness Opinion is subject to the assumptions, qualifications and limitations contained therein.

Recommendation of the Board of Directors

        At a meeting of the Board held on May 28, 2018, prior to the Company entering into the Purchase Agreement, the Board considered the Transaction on the terms and conditions as provided in the Purchase Agreement, and the verbal Fairness Opinion of TD Securities that the consideration to be received by KMCU pursuant to the Transaction is fair, from a financial point of view, to KMCU and the Company.

        After considering the terms of the proposed Transaction, the Fairness Opinion, the advice from its financial advisor and such other factors as were deemed appropriate, the members of the Board unanimously determined that the Transaction is fair and in the best interests of the Company and the Board unanimously recommends that Shareholders vote FOR the Transaction Resolution.

        In coming to its conclusion and recommendation the Board considered, among others, the following factors:

  •
  the purpose and anticipated benefits of the Transaction and the alternatives available to the Company, all as outlined elsewhere in this proxy statement, including under "—Reasons for and Anticipated Benefits of the Transaction" above; and

  •
  the Board received TD Securities' Fairness Opinion, and in connection with rendering the Fairness Opinion, TD Securities provided the Board with a detailed presentation to assist the Board in understanding TD Securities' analysis related to the Fairness Opinion. See "—Background to the Transaction" and "—Fairness Opinion" above and a copy of the Fairness Opinion in Appendix B to this proxy statement.

        The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In addition, in reaching the determination to approve and recommend the Transaction, the Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

        The Board realizes that there are risks associated with the Transaction. The Board believes that the factors in favour of the Transaction outweigh the risks and potential disadvantages, although there can be no assurance in this regard. See "Risk Factors".

The Purchase Agreement

General

        The Transaction will be effected pursuant to the Purchase Agreement. The Purchase Agreement contains covenants, representations and warranties of and from each of the Company and the Purchaser and various conditions precedent, both mutual and with respect to the Company and the Purchaser. Unless all of such conditions are satisfied or waived by the Party for whose benefit such conditions exist, to the extent they may be capable of waiver, the Transaction will not proceed. There is no assurance that the conditions will be satisfied or waived on a timely basis, or at all.

        The following is a summary of the material provisions of the Purchase Agreement and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed under the Company's profile on SEDAR at www.sedar.com and under the Company profile on EDGAR at www.sec.gov. Shareholders are urged to read the Purchase Agreement in its entirety.

Overview of the Transaction and Permitted Marketing Activities

        Under the Purchase Agreement, the Purchaser has agreed, subject to the terms and conditions of the agreement, to purchase the Purchased Shares and Purchased Units held by KMCU for cash consideration of CDN$4.5 billion, subject to certain adjustments described below. The sale of the Purchased Shares and Purchased Units will transfer to the Purchaser the ownership of the entities that hold the Trans Mountain pipeline system and related TMEP, the Puget Sound pipeline system and the Canadian employees that operate the business and assets to be sold. The Transaction may constitute a sale of all or substantially all of the property of the Company other than in the normal course of business, which under the ABCA requires that Shareholders approve the Transaction Resolution at the Meeting in order for the Transaction to be completed.

        The Purchase Agreement provides for a marketing period that allowed both the Purchaser and KMCU (as well as the Company and KMI) to take any action until July 22, 2018 (including to solicit or engage in discussions or negotiations with third parties) concerning any Acquisition Proposal that could result in a Superior Proposal or a third party to become an assignee of the Purchaser's rights and obligations under the Purchase Agreement, and the Purchaser is permitted to continue those activities until Closing. The Company, KMCU and KMI agreed to reasonably cooperate with the Purchaser in conducting these activities, until July 22, 2018, after which the Company, KMCU and KMI shall not, on their own initiative, actively solicit or seek to initiate or engage in any such discussions or negotiations with third parties with respect to the Purchased Shares or Purchased Units, but may continue to do so in respect of an Exempt Proposal, generally being an Acquisition Proposal not involving the Purchased Shares and Purchased Units and the assets represented by them. Prior to July 22, 2018, the Purchaser was permitted to assign or transfer any or all of its rights or obligations under the Purchase Agreement to any Canadian or U.S.-resident third party, and after that date any such assignment may only be completed if the Company, KMCU and KMI are satisfied, acting reasonably, that such assignment will not result in: (a) a delay or postponement of the Meeting later than August 31, 2018; or (b) any material delays or impediments to Closing, including as a result of obtaining any regulatory or other third party approvals or the imposition of any additional terms or conditions to be satisfied as a result of such proposed assignment. However, by July 22, 2018, no such permitted assignment of Superior Proposal had occurred.

        The Purchase Agreement also provides that, until the Transaction Resolution is approved at the Meeting, nothing contained in the Purchase Agreement shall prevent the Company or KMCU or their respective affiliates, or any of their respective boards of directors, directly or through any representatives, from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with:

  (a)
  an Acquisition Proposal that, directly or indirectly, does not involve the sale or transfer of all or a portion of the Purchased Shares or Purchased Units or that would not prevent or materially delay the consummation of the Transaction (an "Exempt Proposal"), and subsequently entering into an agreement, arrangement or understanding with a third party with respect to an Exempt Proposal, or

  (b)
  a bona fide Acquisition Proposal that was not solicited, initiated or encouraged by any of the Company, KMCU, their respective affiliates or any representatives after July 22, 2018, if (i) such Acquisition Proposal would, if consummated, result in a transaction that, in the reasonable good faith judgment of the Board, be more favourable to Shareholders, considered as a whole, from a financial point of view than the Transaction after consultation with the Company's financial advisors, and the Board reasonably believes such Acquisition Proposal is capable of completion and the Acquisition Proposal includes a covenant in favour of the Purchaser and in a form acceptable to the Purchaser, acting reasonably, to complete the TMEP 2018 Work Plan and thereafter to continue proceeding, using commercially reasonable efforts, to construct the TMEP (any such more favourable Acquisition Proposal containing such a covenant being referred to as a "Superior Proposal"), (ii) the failure to take such action could reasonably constitute a breach of the fiduciary duties of the Company's directors under the ABCA in the reasonable good faith judgment of the Board considering such advice of the Company's outside corporate counsel, and (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Company or KMCU, as applicable, receives from such person an executed confidentiality agreement with customary confidentiality provisions.

        The Purchase Agreement requires the Company and KMCU to provide certain information regarding any Acquisition Proposal that it receives to the Purchaser, and the Purchaser will have five (5) Business Days to match any competing Acquisition Proposal such that the competing Acquisition Proposal is no longer a Superior Proposal, as compared to the Transaction.

Purchase and Sale of Purchased Shares and Purchased Units

        The purchase price for the Purchased Shares and Purchased Units is CDN$4.5 billion, to be paid by the Purchaser to KMCU in cash at Closing. The purchase price will be adjusted, on a preliminary basis at Closing and on a final basis within 90 days of Closing, for changes in the working capital, indebtedness and cash and cash equivalents of the Target Entities as compared to previously estimated amounts.

Closing Conditions for the Benefit of the Purchaser

        The Purchase Agreement provides that Closing of the Transaction is subject to the fulfillment of a number of conditions at or prior to Closing for the benefit for the Purchaser, each of which may be waived by the Purchaser, including conditions relating to the following matters:

  •
  all of the representations and warranties of KMCU, the Company and KMI made in the Purchase Agreement shall be true and correct as at the date of the Purchase Agreement and the Closing Date, except where the failure of representations and warranties to be true and correct, individually or in the aggregate, do not have a Material Adverse Effect;

  •
  each of KMCU, the Company and KMI have complied with or performed all of their respective obligations, covenants and agreements to be complied with or performed on or before the Closing Date in all material respects;

  •
  approval of the Transaction Resolution shall have been obtained;

  •
  the Competition Approval, CTA Clearance and the CFIUS Clearance shall have been obtained;

  •
  there is no injunction or restraining order issued by a court of competent jurisdiction preventing the completion of the Transaction; and

  •
  since the date of the Purchase Agreement there has not occurred any event which has had a Material Adverse Effect.

Closing Conditions for the Benefit of KMCU

        The Purchase Agreement provides that Closing of the Transaction is subject to the fulfillment of a number of conditions at or prior to Closing for the benefit of KMCU, each of which may be waived by KMCU, including conditions relating to the following matters:

  •
  all of the representations and warranties of the Purchaser made in the Purchase Agreement shall have been true and correct in all material respects as of the date of the Purchase Agreement and shall be true and correct in all material respects as of the Closing Date;

  •
  the Purchaser shall have complied with or performed all of its obligations, covenants and agreements to be complied with or performed on or before the Closing Date in all material respects;

  •
  approval of the Transaction Resolution shall have been obtained;

  •
  the Competition Approval, CTA Clearance and the CFIUS Clearance shall have been obtained;

  •
  there is no injunction or restraining order issued by a court of competent jurisdiction preventing the completion of the Transaction; and

  •
  the Purchaser has delivered to the KMCU the purchase price required to be paid on the Closing Date.

Termination Events

        The Purchase Agreement may be terminated by mutual consent of the Purchaser and KMCU and in certain other events, including as follows:

  •
  by the Purchaser if any closing condition for the Purchaser's benefit has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under the Purchase Agreement), and the Purchaser has not waived that condition on or before Closing Date;

  •
  by KMCU if any closing condition for KMCU's benefit has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of KMCU to comply with their obligations under the Purchase Agreement), and KMCU has not waived that condition on or before the Closing Date;

  •
  by KMCU to accept or approve or enter into an agreement with respect to a Superior Proposal;

  •
  by the Purchaser unless it is in material breach of the Purchase Agreement or by KMCU unless it is in material breach of the Purchase Agreement, if the Closing has not occurred on or before December 31, 2018;

  •
  by the Purchaser or KMCU if the other Party has breached a representation and warranty that would cause the applicable closing condition not to be satisfied, and such breach not cured within a prescribed time period; and

  •
  by the Purchaser if, before Closing, any of the assets or business of the Target Entities is damaged or destroyed and such damage or destruction constitutes a Material Adverse Change.

Representations and Warranties

        Each of the Purchaser, on the one hand, and KMCU, the Company and KMI, on the other hand, have made a number of representations and warranties to each other in the Purchase Agreement regarding, in the case of KMCU, its ownership of the Purchased Shares and Purchased Units and aspects of the business, financial condition, liabilities, structure, material contracts, taxes, and environmental and employee matters concerning the Target Entities. The representations and warranties made by KMCU, the Company and KMI will generally survive for a period of 15 months following Closing, with certain representations and warranties having longer or indefinite survival periods. The representations and warranties made by the Purchaser will survive for a period of two years following Closing,

Covenants

        In addition to the covenants regarding conduct with third parties and potential alternative Acquisition Proposals described above under "—Overview of the Transaction and Permitted Marketing Activities", the Parties have covenanted with each other to take certain actions in connection with the Transaction. These covenants include, among other things, covenants of KMCU that require the Target Entities to carry on business in the ordinary course, restrictions on acquisitions, dispositions, borrowings and expenditures, and a requirement to use reasonable commercial efforts to take, and cause the Target Entities to use reasonable commercial efforts to take, all necessary corporate action to complete the Transaction and satisfy the conditions to Closing within their control.

        The Parties have also agreed to use reasonable commercial efforts or cooperate, as applicable, to obtain the Regulatory Approvals and to have the Purchaser assume or replace certain NEB-required financial resource and insurance obligations of affiliates of KMI (including TM Pipeline LP).

        Under the Purchase Agreement, KMCU agreed to, and agreed to cause its affiliates, and in particular TM Pipeline LP, to resume development activities and related spending in respect of the TMEP and continue with the TMEP 2018 Work Plan, provided that no funds were required to be expended by TM Pipeline LP or the other Target Entities until the Covered Credit Facilities were in place. For additional information, see "—Effect of the Transaction on the Company's Credit Facilities" below.

Indemnification and Guarantees

        Each of KMCU and the Purchaser have agreed to indemnify the other for breaches of representations, warranties, covenants and agreements made by it in the Purchase Agreement and for certain other matters, provided that no claim may be made until the loss suffered or incurred is in excess of CDN$75 million, and, generally, the loss suffered or incurred as a result of any individual claim is greater than CDN$300,000. The maximum aggregate liability of KMCU for indemnity claims made by the Purchaser is CDN$750 million, subject to certain exceptions for breaches of "fundamental representations" where the limit is the entire purchase price. The maximum aggregate liability of the Purchaser for indemnity claims made by KMCU is CDN$1.5 billion. Indemnity claims for breach of a representation or warranty may only be made during the survival period for the applicable representation and warranty, as described under "—Representations and Warranties" above.

        KMI, as to a 70.1% commitment and obligation, and the Company, as to a 29.9% commitment and obligation, have severally guaranteed performance by KMCU of its obligations under the Purchase Agreement, including payment of all amounts and other obligations owing to the Purchaser by KMCU pursuant to the obligation of KMCU to indemnify the Purchaser as described above.

Other Matters

        The Purchase Agreement provides for a variety of other matters relating to the Transaction, including:

  •
  that the Parties will enter into a transition services agreement whereby (a) KMCU shall (or shall cause its affiliates to) provide certain services to the Purchaser and its affiliates similar to those provided to the Target Entities before Closing, and (b) the Purchaser shall (or shall cause the Target Entities, after Closing) to provide certain services to KMCU and its affiliates similar to those provided to the Target Entities prior to Closing, and in each case along with such other services as the Parties mutually agree. The transition services agreement is anticipated to have a term of no more than eighteen (18) months and the services thereunder will be provided on a cost reimbursement basis, with no premium or mark-up; and

  •
  the transfer to KMCU or its affiliate of certain existing employees of KMCI who are intended to continue to work for affiliates of the Company in connection with its remaining assets, including its terminals business, crude by rail operations, Cochin pipeline system and Vancouver Wharves assets.

Support Agreements

        On May 29, 2018, the Supporting Shareholders, together holding all of the 244,061,460 issued and outstanding Special Voting Shares and representing 65.9% of the Shares eligible to vote on the Transaction Resolution at the Meeting, entered into the Support Agreements with the Purchaser and the Company pursuant to which they agreed, among other things, to vote the Special Voting Shares beneficially owned or controlled or directed by them, directly or indirectly, at the Meeting, in favour of the Transaction Resolution and all matters related thereto. Pursuant to the Support Agreements, each of the Supporting Shareholders has agreed that, unless directed otherwise in writing by the Company and the Purchaser, from time to time, the Supporting Shareholder shall vote (or cause to be voted) its Special Voting Shares against any action or any proposed action by or in respect of the Company or by the holders of Shares which would reasonably be regarded as being directed towards or likely to prevent, hinder or delay the successful completion of the Transaction.

        The Support Agreements shall terminate and be of no further force or effect upon the earliest to occur of: (a) the mutual written consent of the Company, the Purchaser and the Supporting Shareholder; (b) the termination of the Purchase Agreement in accordance with its terms; (c) Closing of the Transaction; and (d) December 31, 2018.

Effect of the Transaction on the Company's Credit Facilities

        In connection with the signing of the Purchase Agreement, KMCU's CDN$5.5 billion credit facility available in respect of the Company's business (and in particular the TMEP) was repaid and terminated in accordance with its terms. The approximately CDN$100 million of borrowings outstanding under that facility were repaid pursuant to an initial drawdown under a new CDN$500 million revolving working capital credit facility with two Canadian chartered banks. For additional details, see the Company's material change report dated June 1, 2018 and available at www.sedar.com and the Company's Form 8-K dated June 1, 2018 and available at www.sec.gov. Prior to Closing, the Company intends to cause KMCU to obtain a new credit facility to replace the interim credit facility; however, at this time the details of such new credit facility have not yet been determined.

        On June 14, 2018, pursuant to the Purchase Agreement, TM Pipeline LP entered into the Covered Credit Agreement in an aggregate principal amount of up to approximately CDN$1.0 billion to facilitate the resumption of the TMEP planning and construction work until Closing. The Covered Credit Agreement provides for a maturity date on the earliest to occur of: (a) completion of the

Transaction or another disposition of the Company's interest in the entities or material assets that are subject to the Transaction; (b) termination of the Purchase Agreement; (c) assignment by the Company of its rights and obligations under the Purchase Agreement; or (d) December 31, 2018.

        The payment obligations of TM Pipeline LP to the lenders under the Covered Credit Agreement are guaranteed by the Purchaser pursuant to the unconditional and irrevocable EDC Guarantee.

        The Covered Credit Facilities are non-recourse to TM Pipeline LP, its subsidiaries or affiliates, or any of their respective property, assets and undertakings, and the lenders' sole recourse is to the Purchaser under the EDC Guarantee.

        In connection with the Covered Credit Agreement and the EDC Guarantee, TM Pipeline LP and KMCU entered into the Limited TM Pipeline LP Indemnity obligating TM Pipeline LP to reimburse and indemnify the Purchaser for amounts paid under and pursuant to the EDC Guarantee in certain limited circumstances, namely: (a) a willful breach of KMCU's obligations under the Purchase Agreement resulting in the termination of the transactions contemplated thereby; (b) if the transactions contemplated by the Purchase Agreement do not close and (i) within six (6) years of the date of execution and delivery of the Purchase Agreement, KMI, one or more of its affiliates or any person who directly or indirectly purchases the TMPL system in a negotiated, arm's length transaction completes and brings into service the TMEP, or (ii) the Company or KMCU consummates a transaction involving a Superior Proposal in accordance with the Purchase Agreement; or (c) any person who consummates a transaction pursuant to a Superior Proposal or otherwise directly or indirectly purchases the TMPL system in a negotiated, arm's length transaction, completes and brings into service the TMEP. In addition, the Limited TM Pipeline LP Indemnity includes, for the benefit of the Purchaser, limited rights to indemnification in the event of inaccuracies in certain representations, or the failure of KMCU to perform certain covenants, under the Purchase Agreement. Except for the indemnities referred to in this paragraph and certain other limited exceptions, the Purchaser has no recourse to TM Pipeline LP or KMCU under the Limited TM Pipeline LP Indemnity.

        As security for TM Pipeline LP's and KMCU's limited recourse obligations under the Limited TM Pipeline LP Indemnity, TM Pipeline LP and its subsidiaries granted second ranking security in favor of the Purchaser against their respective assets, and KMCU granted a limited recourse pledge of its equity in TM Pipeline LP and the general partner thereof.

Accounting Treatment of the Transaction

        The Transaction is expected to be accounted for as a sale of a business. Upon Shareholder approval of the Transaction, the results of operations of the Target Entities will be treated as discontinued operations.

PROCEDURE FOR THE TRANSACTION TO BECOME EFFECTIVE

Procedural Steps

        The following procedural steps must be taken in order for the Transaction to become effective:

  (a)
  the Transaction Resolution must be approved by Shareholders at the Meeting by the requisite majority, as discussed in this proxy statement; and

  (b)
  all conditions precedent to the Transaction, as set forth in the Purchase Agreement, including the receipt of the Regulatory Approvals, must be satisfied or waived by the appropriate Party.

        There is no assurance that the conditions set out in the Purchase Agreement will be satisfied or waived on a timely basis or at all.

Shareholder Approval

        The Transaction Resolution must be approved by a majority of not less than two-thirds of the votes cast by Shareholders, voting together as a single class, present in person or represented by proxy at the Meeting. If the Transaction Resolution is not approved by Shareholders, the Transaction cannot be completed.

        Unless otherwise directed, the persons named in the accompanying form of proxy for the Meeting intend to vote FOR the Transaction Resolution set forth in Appendix A to this proxy statement.

        Notwithstanding the foregoing, the Transaction Resolution proposed for consideration by Shareholders authorizes the Board, without further notice to or approval of Shareholders, subject to the terms of the Purchase Agreement, to modify, amend or terminate the Purchase Agreement, to decide not to proceed with the Transaction and to revoke the Transaction Resolution at any time prior to the Effective Time. See Appendix A to this proxy statement for the full text of the Transaction Resolution.

Regulatory Approvals

        The Purchase Agreement provides that it is a condition to Closing of the Transaction, for the benefit of each of the Purchaser and KMCU, that receipt of the Regulatory Approvals shall have been obtained. See "The Transaction—The Purchase Agreement—Closing Conditions for the Benefit of the Purchaser" and "The Transaction—The Purchase Agreement—Closing Conditions for the Benefit of KMCU" above.

Competition Act Approval

        The Transaction is a "notifiable transaction" for the purposes of Part IX of the Competition Act. When a transaction is a notifiable transaction under the Competition Act, certain prescribed information must be provided to the Commissioner under Part IX of the Competition Act and the transaction may not be completed until the expiry, waiver or termination of the applicable waiting period. Where a notification is made, the waiting period is 30 calendar days after the day on which the parties to the transaction submit the prescribed information, provided that, before the expiry of this period, the Commissioner has not notified the parties that he requires additional information that is relevant to the Commissioner's assessment of the transaction (a "Supplementary Information Request"). If the Commissioner provides the parties with a Supplementary Information Request, the parties cannot complete their transaction until 30 calendar days after compliance with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time.

        The Commissioner may, upon application by the parties to a proposed transaction, issue an Advance Ruling Certificate under Section 102 of the Competition Act where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal (the "Tribunal") for an order under Section 92 of the Competition Act. Further, if the transaction to which the Advance Ruling Certificate relates is substantially completed within one year after the Advance Ruling Certificate is issued, the Commissioner cannot seek an order of the Tribunal under Section 92 of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the Advance Ruling Certificate was issued.

        The Commissioner may decide to challenge the Transaction under Section 92 of the Competition Act if he is of the view that the Transaction is likely to prevent or lessen competition substantially, and may also apply to the Tribunal for an injunction to prevent its closing pending the Tribunal's determination of his challenge to the Transaction.

        Completion of the Transaction is subject to receipt of Competition Approval, meaning: (a) the issuance of an Advance Ruling Certificate; or (b) the applicable waiting period under Section 123 of the Competition Act has expired or been waived and a No Action Letter has been issued in accordance with subsection 123(2) of the Competition Act.

        On June 13, 2018, the Purchaser and KMCU each made a premerger notification filing in respect of the Transaction with the Commissioner, and the Purchaser has requested that the Commissioner issue an Advance Ruling Certificate under Section 102 of the Competition Act or, alternatively, a No Action Letter in respect of the Transaction. Competition Approval was obtained on June 26, 2018 following receipt of an Advanced Ruling Certificate from the Commissioner.

CTA Clearance

        Subsection 53.1(1) of the CTA provides that every person who is required to notify the Commissioner under subsection 114(1) of the Competition Act of a proposed transaction that involves a transportation undertaking shall, at the same time as the Commissioner is notified and, in any event, not later than the date by which the person is required to notify the Commissioner, give notice of the proposed transaction to the Minister of Transport. Transactions that are subject to notification under the CTA cannot be completed until the requirements noted below have been satisfied. The Transaction may be subject to notification under subsection 53.1(1) of the CTA.

        Under the CTA, the Minister of Transport is required to inform the parties within 42 days of the receipt of the parties' notification whether, in the Minister of Transport's opinion, the Transaction raises issues with respect to the public interest as it relates to national transportation. At any time during or at the end of the 42 day period, the Minister of Transport may notify the parties that the Transaction does not raise issues with respect to the public interest as it relates to national transportation, in which case the consummation of the Transaction would no longer be prohibited under the CTA. Alternatively, if the Minister of Transport determines that the Transaction raises issues with respect to the public interest as it relates to national transportation, the parties cannot complete the transactions until they are approved by the Governor in Council. If this approval is required, the Minister of Transport may direct the Canada Transportation Agency or another person to examine the public interest issues and to report to the Minister of Transport within 150 days (or within any longer period that the Minister of Transport allows); within this same period, the Commissioner must report to the Minister of Transport and the parties on any concerns regarding potential prevention or lessening of competition that may occur as a result of the Transaction. The Minister of Transport will then make a recommendation to the Governor in Council as to whether to approve the proposed Transaction. The Governor in Council has the authority to approve the Transaction either conditionally or unconditionally.

        On June 13, 2018, the Purchaser and KMCU filed a notice under subsection 53.1(1) of the CTA with the Minister of Transport. On July 9, 2018, CTA Clearance was received. On this date the Minister of Transport notified the Parties, pursuant to his authority under subsection 53.1(4) of the CTA, of his opinion that the Transaction did not raise public interest issues related to national transportation.

CFIUS Clearance

        Under the Purchase Agreement, the Parties agreed to cooperate to comply with applicable requirements of CFIUS consistent with normal practice and precedent, recognizing that time is of the essence. The Purchase Agreement provides for the Purchaser and KMCU to jointly file a draft notice and, following receipt of any comments from CFIUS, a definitive notice of the Transaction for CFIUS Clearance. The Parties submitted their draft notice to CFIUS on June 8, 2018. They submitted their definitive notice on July 3, 2018. On July 13, 2018, CFIUS formally accepted the notice, and a first-stage, 30-day review began on that day. The review is due to conclude no later than August 13, 2018.

Following its review, CFIUS will determine either (a) that the Transaction is not a "covered transaction," (b) that there are no unresolved national security concerns, or (c) that CFIUS needs more time to study the Transaction and will commence an "investigation." If CFIUS determines that it needs more time to study the Transaction, then once CFIUS concludes its "investigation," which can last up to 45 days starting from the day after conclusion of the first-stage review, either (i) it will determine that there are no unresolved national security concerns or (ii) it will send a report to the President of the United States, who then will have fifteen (15) days in which to decide whether to block the Transaction or take other action. When CFIUS commenced its review on July 13, 2018, the Department of the Treasury as chair of CFIUS was designated as the lead agency for the review. On July 23, 2018, the Department of Energy was designated as an additional lead agency.

SELECTED PRO FORMA FINANCIAL INFORMATION

        The following tables set out certain unaudited pro forma financial information for the Company each of the years ended December 31, 2017, 2016 and 2015 and as at and for the six month period ended June 30, 2018 to give effect to the Transaction as if it had occurred on January 1, 2015 and June 30, 2018, as applicable.

        The following tables should be read in conjunction with the unaudited pro forma consolidated financial statements of the Company as at and for the quarterly period ended June 30, 2018, and for each of the years ended December 31, 2017, 2016 and 2015, including the notes thereto, attached as Appendix C to this proxy statement. Reference should also be made to the Company's audited financial statements for the year ended December 31, 2017 and unaudited interim financial statements for the quarterly period ended June 30, 2018, each of which can be found under the Company's profiles on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

	Six Months Ended June 30,	Year Ended December 31
(In millions of Canadian dollars)	2018	2017	2016	2015
Pro Forma Income Statement Information:
Revenues	184.3	359.0	347.8	319.8
Operating income	53.0	83.7	97.6	99.1
Foreign exchange gain (loss)	0.1	(5.1)	14.6	(36.0)
Net income	37.2	47.1	70.4	28.4
Preferred share dividends	(14.4)	(6.6)	—	—
Net income attributable to KMI interest	16.4	44.4	70.4	28.4
Net income (loss) available to restricted voting stockholders	6.4	(3.9)	—	—

(In millions of Canadian dollars)	June 30, 2018
Pro Forma Balance Sheet Information:
Cash and cash equivalents	4,500.9
Total assets	5,550.9
Total debt	—
Total liabilities	463.7
Total Kinder Morgan Canada Limited equity	1,903.0
KMI interest	3,184.2
Total stockholders' equity	5,087.2

        The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of: (a) the financial results that would have occurred had the

Transaction actually occurred at the times contemplated in the unaudited pro forma consolidated financial statements; or (b) the results expected in future periods.

INTERESTS OF CERTAIN PERSONS OR COMPANIES IN THE TRANSACTION

Share Ownership

        The following tables set forth, as of the date of this document, information known to us regarding the beneficial ownership of Shares by:

  •
  each person known by us to own beneficially more than 5% of the Shares; and

  •
  each of our directors, each of our executive officers and all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes or as provided by applicable community property laws, the persons named in the table below have sole voting and investment power with respect to the shares indicated.

        As of the date of this document, the following persons beneficially own more than 5% of the Shares.

Shareholder Name and Address	Class of Company Shares	Amount and Nature of Beneficial Ownership	Percentage of Shares(a)	Percentage of Class(b)
Kinder Morgan, Inc.(c)	Special Voting Shares	244,061,460	65.9%	100%
1001 Louisiana Street, Suite 1000 Houston, Texas 77002
Grosvenor Capital Management, L.P.	Restricted Voting Shares	10,670,601	2.9%	10.3%
900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611
Cambridge Global Asset Management (a business unit of CI Investments Inc.)	Restricted Voting Shares	14,820,422	4.0%	14.2%
2 Queen Street East, Twentieth Floor Toronto, Ontario M5C 3G7

Notes:

(a)
Based on an aggregate of 370,084,920 Shares outstanding as of the record date.

(b)
Based on and aggregate of 244,061,460 Special Voting Shares outstanding as of the record date.

(c)
KMI holds the Special Voting Shares through its subsidiaries, KMCC and KM Canada Terminals. KMCC holds 228,856,431 Special Voting Shares, or 61.8% of the outstanding Shares, and KM Canada Terminals holds 15,205,029 Special Voting Shares, or 4.1% of the outstanding Shares. KMI has voting and investment power over the Special Voting Shares held by KMCC and KM Canada Terminals.

        The following table sets forth, as of the date of this document, information known to us regarding the beneficial ownership of Company by each of our directors, each of our executive officers and all of our directors and executive officers as a group.

Shareholder Name and Position	Class of Company Shares	Amount and Nature of Beneficial Ownership	Percentage of Aggregate Shares(a)	Percentage of Class(b)
Steven J. Kean	Restricted Voting Shares	—	*	*
Chair of the Board and Chief Executive Officer
Kimberly A. Dang	Restricted Voting Shares	—	*	*
Director
Daniel P.E. Fournier	Restricted Voting Shares	16,500	*	*
Director (Independent)
Gordon M. Ritchie	Restricted Voting Shares	28,210	*	*
Lead Director (Independent)
Dax A. Sanders	Restricted Voting Shares	—	*	*
Director and Chief Financial Officer
Brooke N. Wade	Restricted Voting Shares	7,926	*	*
Director (Independent)
Ian Anderson	Restricted Voting Shares	—	*	*
President
Hugh Harden	Restricted Voting Shares	—	*	*
Vice President, Operations
Norm Rinne	Restricted Voting Shares	—	*	*
Vice President, Business Development
David Safari	Restricted Voting Shares	—	*	*
Vice President, TMEP
John W. Schlosser	Restricted Voting Shares	—	*	*
President, Terminals
Scott Stoness	Restricted Voting Shares	—	*	*
Vice President, Finance and Corporate Secretary
Lisa Shorb	Restricted Voting Shares	—	*	*
Chief Administrative Officer
Directors and executive officers as a group	Restricted Voting Shares	52,636	*	*

*
Represents ownership of less than 1%.

Notes:

(a)
Based on an aggregate of 370,084,920 Shares outstanding as of the record date.

(b)
Based on 104,023,460 Restricted Voting Shares outstanding as of the record date.

Vesting and Adjustment of RSUs

        The Purchase Agreement provides that all outstanding RSUs held by Canadian employees that operate the business and assets to be sold shall be treated as vested and settled by the Company in accordance with the terms of the RSU Plan. Under the RSU Plan, holders of the vested RSUs receive either (a) a number of Restricted Voting Shares equal to the number of vested RSUs, or (b) an amount in cash equal to the fair market value of the Restricted Voting Shares otherwise issuable (generally being the closing price of the Restricted Voting Shares on the TSX on the day of vesting), in each case net of applicable tax withholdings. In connection with the Transaction, certain of the executive officers of the Company, being Messrs. Ian Anderson, Hugh Harden, Norm Rinne, David Safari and Scott Stoness, will remain with KMCI, which is a corporation that is to be sold to the Purchaser as part of the Transaction. Accordingly, the vesting of the RSUs held by such executive officers will accelerate immediately prior to the Closing Date for the Transaction, and such holders will receive a payment in Restricted Voting Shares in respect of all RSUs held by those holders. The number of RSUs held by each executive officer whose RSUs will vest as of the Closing Date are set out in the table below.

Name	Number of RSUs to Vest on Closing Date
Ian Anderson	93,809
Hugh Harden	45,341
Norm Rinne	32,677
David Safari	79,737
Scott Stoness	75,047

        In addition, the completion of the Transaction (and resultant sale of all or substantially all of the property of the Company) and redeployment of the net proceeds from the Transaction may significantly affect the trading price of the Restricted Voting Shares. The RSU Plan provides that, in such circumstances, the Board may determine to adjust the number of Restricted Voting Shares to be issued upon the vesting of RSU awards.

Vesting of KMI Phantom Units

        The Purchase Agreement provides that all outstanding KMI Phantom Unit awards to Canadian employees that operate the business and assets to be sold shall be treated as vested and settled by KMI in accordance with the terms of the KMI 2015 Amended and Restated Stock Incentive Plan. Accordingly, the vesting of KMI Phantom Units held by the executive officers of the Company who will remain with KMCI will accelerate and settle for cash as of the Closing Date for the Transaction. The number of KMI Phantom Units held by each such executive officer is set out in the table below.

Name	Number of KMI Phantom Units to Vest on Closing Date(a)
Ian Anderson	6,997
Hugh Harden	10,496
Norm Rinne	3,848
Scott Stoness	11,371

Note:

(a)
KMI's Phantom Units will be settled in cash in an amount equal to the number of shares underlying the vested KMI Phantom Units multiplied by the closing price of KMI's common stock on the NYSE on the Closing Date (if the Closing Date falls on a non-trading day, on the last trading day before the Closing Date). On July 25, 2018, the closing price of KMI's common stock on the NYSE was US$17.90 per share.

Compensatory Arrangements of Certain Officers

        On May 28, 2018, in connection with the Purchase Agreement, the Board approved awards of retention bonuses by KMCI to Ian Anderson, David Safari and Scott Stoness, each an executive officer of the Company. Each officer was awarded a retention bonus, which will be payable in equal parts on July 2019 and July 2020, provided that the applicable officer remains employed by KMCI through such date.

Name	Retention Bonus July 2019 (US$)(a)	Retention Bonus July 2019 (C$)	Retention Bonus July 2020 (US$)(a)	Retention Bonus July 2020 (C$)	Total (C$)
Ian Anderson	573,075	750,000	573,075	750,000	1,500,000
David Safari	573,075	750,000	573,075	750,000	1,500,000
Scott Stoness	334,676	438,000	334,676	438,000	876,000

Note:

(a)
Based on an exchange ratio of C$1.00 = US$0.7641, being the daily average exchange rate of the Bank of Canada on July 25, 2018.

        RSUs held by Company non-employee directors and RSUs and KMI Phantom Units held by Company executive officers remaining with KMI affiliates will not be accelerated in connection with the Transaction.

DISSENT RIGHTS

        The following description of the right to dissent to which registered holders of Shares are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such Dissenting Shareholder's Shares, and is qualified in its entirety by reference to the text of Section 191 of the ABCA, which is attached to this proxy statement as Appendix D. A Dissenting Shareholder who intends to exercise the right to dissent should carefully consider and comply with the provisions of the ABCA. Failure to adhere to the procedures established therein may result in the loss of all rights thereunder.

        Accordingly, each Dissenting Shareholder who might desire to exercise Dissent Rights should consult his or her own legal advisor.

        Dissenting Shareholders are entitled, in addition to any other right such Dissenting Shareholder may have, to dissent and to be paid by the Company the fair value of the Shares held by such Dissenting Shareholder in respect of which such Dissenting Shareholder dissents, determined as of the close of business on the last Business Day before the day on which the Transaction Resolution was adopted and provided the Transaction is completed. A Dissenting Shareholder may dissent only with respect to all of the Shares of a class held by such Dissenting Shareholder, or on behalf of any one beneficial owner and registered in the Dissenting Shareholder's name. Only registered holders of Shares may dissent. Persons who are beneficial owners of Shares registered in the name of a broker, dealer, bank, trust company or other nominee (including CDS) who wish to dissent, should be aware that they may only do so through the registered owner of such Shares. A registered holder of Shares, such as a broker or CDS, who holds Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise the Dissent Right on behalf of such beneficial owners with respect to all of the Shares of a class held for such beneficial owners. In such case, the written objection to the Transaction Resolution should set forth the number of Shares covered by such written objection.

        Dissenting Shareholders must send to the Company, c/o Blake, Cassels & Graydon LLP, Suite 3500, 855—2nd Street S.W., Calgary, Alberta T2P 4J8, Attention: Mungo Hardwicke-Brown, a written objection to the Transaction Resolution at or before the Meeting.

        Either the Company or a Dissenting Shareholder, as the case may be, may apply to the Court, after the adoption of the Transaction Resolution to fix the fair value of such Dissenting Shareholder's Shares. If such an application is made to the Court by either the Company or a Dissenting Shareholder, the Company must, unless the Court orders otherwise, send to each Dissenting Shareholder, a written offer to pay such Dissenting Shareholder an amount considered by the Board to be the fair value of the Shares held by such Dissenting Shareholder. The offer, unless the Court orders otherwise, must be sent to each Dissenting Shareholder, at least ten (10) days before the date on which the application is returnable, if the Company is the applicant, or within ten (10) days after the Company is served a copy of the application, if a Dissenting Shareholder is the applicant. Every offer will be made on the same terms to each Dissenting Shareholder and contain or be accompanied with a statement showing how the fair value was determined.

        A Dissenting Shareholder may make an agreement with the Company for the purchase of such holder's Shares by the Company, in the amount considered by the Board to be the fair value of the Shares or otherwise, at any time before the Court pronounces an order fixing the fair value of the Shares.

        A Dissenting Shareholder will not be required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against the Company and in favour of each of those Dissenting Shareholders and fixing the time within which the Company must pay that amount to each Dissenting Shareholder. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder, from the date on which such Dissenting Shareholder ceases to have any rights as a Shareholder until the date of payment.

        On the Transaction becoming effective in respect of the Shares held by the Dissenting Shareholder, or upon the making of an agreement between the Company and the Dissenting Shareholder as to the payment to be made by the Company for the Dissenting Shareholder's Shares, or upon the pronouncement of a Court order, whichever first occurs, such Dissenting Shareholder will cease to have any rights as a Shareholder, other than the right to be paid the fair value of such holder's Shares in the amount agreed to between the Company and the Dissenting Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Dissenting Shareholder may withdraw his or her dissent, or the Company may rescind the Transaction Resolution, and in either event, the dissent and appraisal proceedings in respect of that Dissenting Shareholder will be discontinued.

        The Company shall not make a payment to a Dissenting Shareholder under Section 191 of the ABCA if there are reasonable grounds for believing that the Company is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the Company's assets would by reason of payment be less than the aggregate of its liabilities. In such event, the Company shall, within ten (10) days after the pronouncement of a Court order, or the making of an agreement between the Dissenting Shareholder and the Company as to the payment to be made for such Dissenting Shareholder's Shares, notify each Dissenting Shareholder that it is unable lawfully to pay such Dissenting Shareholder for his or her Shares, in which case the Dissenting Shareholder may, by written notice delivered to the Company within 30 days after receipt of such notice, withdraw such holder's written objection, in which case the Company is deemed to consent to the withdrawal and the Dissenting Shareholder is reinstated to the Dissenting Shareholder's full rights as a Shareholder. If the Dissenting Shareholder does not withdraw such holder's written objection, such Dissenting Shareholder retains status as a claimant against the Company to be paid as soon as the Company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Company but in priority to its Shareholders.

        The above summary does not purport to provide a comprehensive statement of the procedures to be followed by a Dissenting Shareholders who seek payment of the fair value of their Shares. Section 191 of the ABCA requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder.

        Accordingly, Dissenting Shareholders who might desire to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 191 of the ABCA, the full text of which is set out in Appendix D to this proxy statement and consult their own legal advisor.

 TIMING

        If the Meeting is held as scheduled and is not adjourned, the Closing Date will occur once all conditions set forth in the Purchase Agreement are satisfied or waived. The Company expects the Closing Date will occur late in the third quarter or early in the fourth quarter of 2018. It is not possible, however, to state with certainty when the Closing Date will occur.

        The Closing Date could be delayed for a number of reasons, including delays in receiving Regulatory Approvals. See "Risk Factors—Risks Relating to Completion of the Transaction—Closing of the Transaction may be delayed, may be completed on different terms, or may not occur at all."

RISK FACTORS

        Shareholders voting in favour of the Transaction Resolution will be authorizing the Company to complete the Transaction and dispose of a substantial portion of its existing business and assets, including the TMEP. The completion of the Transaction involves risks. In addition to the risk factors present in the Company's business described under the heading "Risk Factors" in the Annual Report (and particularly those pertaining to the portion of the business to be retained by the Company following completion of the Transaction, as the risks pertaining to the retained business will thereafter be magnified due to the reduction in size and diversity of the Company's business), Shareholders should carefully consider the following risk factors in evaluating whether to approve the Transaction Resolution, as any of the risks set forth below may adversely affect our business, operations or financial results and may adversely affect the market or trading price of the Restricted Voting Shares or Preferred Shares.

        Readers are cautioned that such risk factors are not exhaustive. These risk factors should be considered in conjunction with the other information included in this proxy statement, including documents filed by the Company pursuant to applicable law from time to time.

Risks Relating to Completion of the Transaction

Closing of the Transaction may be delayed, may be completed on different terms, or may not occur at all.

        The completion of the Transaction is subject to a number of condition precedents, certain of which are outside the control of the Company and the Purchaser, including obtaining the requisite approval from Shareholders and regulatory authorities. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions to the Regulatory Approvals could delay the Closing Date and may adversely affect the business, financial condition or results of the Company. There is no certainty, nor can the Company provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. It is possible that, in order to obtain Regulatory Approvals or complete the Transaction (in each case in a timely manner or at all), certain assets of the Target Entities may be required to be retained by or otherwise dealt with by KMCU rather than sold to the Purchaser, which could result in modifications to the terms of the Transaction, including potential adjustments to the purchase price, provided that any such changes or modifications to the Transaction are not material in the context of the overall Transaction.

        Each of KMCU and the Purchaser has the right to terminate the Purchase Agreement in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Transaction will not be terminated by either KMCU or the Purchaser before the completion of the Transaction. For instance, the Purchaser has the right, in certain circumstances, to terminate the Purchase Agreement if changes occur that have a Material Adverse Change or Material Adverse Effect on the business, assets or financial condition of the Target Entities, taken as a whole. There is no assurance that a Material Adverse Change or Material Adverse Effect or other termination event will not occur before the Closing Date, in which case KMCU and the Purchaser could elect to terminate the Purchase Agreement and the Transaction would not proceed.

        If for any reason the Transaction is not completed or is materially delayed, there may be ongoing or additional uncertainty regarding the Company and its business, operations and assets, including with respect to the operations of the TMPL system, the status of the TMEP and the retention of key personnel. If the Transaction is not completed, there can be no assurance that another purchaser for the assets proposed to be sold pursuant to the Transaction, or any similar or other assets of the Company, will emerge or propose a transaction on terms acceptable to the Company. In addition, certain costs related to the Transaction, such as legal, accounting and certain financial advisor fees, must be paid by the Company even if the Transaction is not completed. Any of the foregoing circumstances or events may adversely affect the market price of the Restricted Voting Shares or the Preferred Shares.

The announcement and pending completion of the Transaction, whether or not completed, may cause uncertainty around the Company's business.

        The Transaction is dependent upon satisfaction of various conditions, and as a result its completion is subject to uncertainty. In response to this uncertainty, the Company's customers and suppliers may delay or defer decisions concerning the Company and both its current and anticipated ongoing business, and may instead, where applicable, enter into material contracts or business arrangements with our competitors who are not faced with such uncertainty. Any change, delay or deferral of those decisions by customers and suppliers could negatively impact the business, operations and prospects of the Company, regardless of whether the Transaction is ultimately completed. Similarly, current and prospective employees of the Company may experience uncertainty about their future role with the Company and its affiliates until the Closing Date. This may adversely affect the Company's ability to attract or retain key employees in the period until the Transaction is completed or thereafter.

The Purchase Agreement exposes the Company to certain contingent liabilities.

        The Company has guaranteed the performance by KMCU, as vendor, of its obligations under the Purchase Agreement, on a several 29.9% basis, including KMCU's obligations to indemnify the Purchaser for breaches of representations, warranties, covenants and agreements, subject to certain time limitations, thresholds and caps on such potential liabilities, as disclosed under "The Transaction—The Purchase Agreement—Indemnification and Guarantees" above. Significant indemnification claims by the Purchaser could have a material adverse effect on our financial condition.

A substantial number of Shareholders may exercise Dissent Rights in respect of the Transaction.

        Shareholders have the right to exercise certain Dissent Rights and demand payment of the fair value of their Shares in cash in connection with the Transaction in accordance with the ABCA. Although the Supporting Shareholders have agreed in the Support Agreements that they will not exercise Dissent Rights, Dissent Rights may be exercised by any holder of Restricted Voting Shares or Preferred Shares. There is no condition or other provision in the Purchase Agreement that limits the number of Shares in respect of which Dissent Rights may be exercised. The Company may incur additional cash expenses in order to pay fair value for Shares in respect of which Dissent Rights are exercised, including additional legal fees and expenses and other costs associated with the Court procedure relating to Dissent Rights. No assurance can be given as to the number of Shares in respect of which Dissent Rights may be exercised or the ultimate outcome of the process required to deal with the exercise of Dissent Rights, including the amount a Court may determine to be the fair value of the Shares in respect of which Dissent Rights are exercised and the amount of cash the Company may be required to pay to Dissenting Shareholders as a result thereof.

Risks Relating to the Company and its Business Following Completion of the Transaction

The business of the Company and the results of operations therefrom will be significantly different following completion of the Transaction.

        Completion of the Transaction will result in a significant reduction of the Company's current cash-generating business and assets, and the nature of Company's business will transition from a business where a substantial portion of its revenues and results of operations are derived from a regulated business to one where substantially all of its revenues and results of operations are derived from market-based, merchant operations. In particular, following completion of the Transaction, the Company will be significantly more reliant on the results from its remaining business—primarily consisting of its merchant crude oil tank storage and rail terminals business in Alberta, Cochin pipeline system and Vancouver Wharves terminal—and will be less diversified, and will expose Shareholders to different business risks—including increased exposure to shorter-term market forces versus a more stable regulated environment—than those to which they were exposed prior to completion of the Transaction. Shareholders will no longer benefit from the results of operations from the TMPL system or the growth opportunities from the TMEP. As a result, the Company's business and the results of operations therefrom, and the significance of the risks attributable to the Company's remaining business and operations, will be significantly different than prior to the Transaction.

        It is anticipated that a significant number of personnel who currently provide important executive, general and administrative services in respect of the Company's business—including shared services with respect to the portion of that business that will remain with the Company following Closing—will be employed by the Purchaser or its affiliates following completion of the Transaction. The loss of key personnel and general and administrative support services may adversely affect the ongoing business and operations of the Company following completion of the Transaction.

The amount and use of the Company's share of the net proceeds from the Transaction is uncertain.

        Upon and subject to the completion of the Transaction, the Company intends to consider a variety of potential alternatives regarding the redeployment of the Company's share of the net proceeds of the Transaction. The nature and timing of the potential use of the net proceeds will be determined by the Board and there can be no certainty, and the Company cannot provide any assurance, as to how and when such net proceeds will be used. Shareholders may not agree with the manner in which the Board determines to utilize or redeploy the Company's share of the net proceeds from the Transaction.

The Company may not realize the anticipated benefits of the Transaction.

        The Transaction is subject to normal commercial risks that the Transaction may not be completed on the terms negotiated or at all. Completion of the Transaction will create the opportunity for Shareholders to realize certain benefits, including, among other things, those set forth in this proxy statement under "The Transaction—Reasons for and Anticipated Benefits of the Transaction". Achieving the benefits of the Transaction depends in part on the ability of the Company to successfully manage its remaining business and assets, the ability of the Company to attract and retain key personnel and the Company's utilization of its share of the net proceeds of the Transaction. A variety of factors, including those risk factors set forth in this proxy statement, may adversely affect the ability of the Company to achieve the anticipated benefits of the Transaction.

The unaudited pro forma financial information in this proxy statement may not be indicative of future financial condition or results of operations.

        The unaudited pro forma financial information for the Company contained in this proxy statement is presented for illustrative purposes only as of its respective dates and may not be an indication of the financial condition or results of operations of the Company following the Transaction for several reasons, including that future corporate strategy, capital allocation or general market conditions may not be consistent with those experienced in the historical periods represented in the pro forma financial statements and information set forth herein.

Risks Specifically Relating to the Company's Securities

The market price and trading volume of the Restricted Voting Shares and the Preferred Shares may materially decrease or experience increased fluctuation.

        The market price and trading volume of the Restricted Voting Shares and the Preferred Shares may materially decrease or experience increased fluctuation due to a variety of factors relating to the Transaction—whether or not it is completed—and the Company's business and assets, including announcements of new developments pertaining to the Transaction or the Company's ongoing business and operations, the manner in which the Company's share of the net proceeds from the Transaction may be used, changes in credit ratings, fluctuations in the Company's operating results, failure to meet analysts' expectations, public announcements made with respect to the Transaction and general market conditions of the worldwide economy. The effects of these and other factors on the market prices of the Restricted Voting Shares and the Preferred Shares may result in volatility in the trading prices of the Restricted Voting Shares and the Preferred Shares. The market price of the Restricted Voting Shares and the Preferred Shares may be affected by numerous factors beyond the control of the Company. There can be no assurance that the market price of the Restricted Voting Shares and the Preferred Shares will not materially decrease or experience significant fluctuations in the future, whether or not the Transaction is completed, including fluctuations that are unrelated to the Transaction and the Company's performance.

Future dividends on the Restricted Voting Shares may be adversely affected by the Transaction.

        There can be no assurance as to future dividend payments by the Company on the Restricted Voting Shares and the level thereof, as the Company's dividend policy and the funds available for the payment of dividends from time to time will be dependent upon, among other things, operating cash flow generated by the Company and its subsidiaries, financial requirements for the Company's operations and the satisfaction of solvency tests imposed by the ABCA for the declaration and payment of dividends. Completion of the Transaction will result in a significant reduction in the Company's cash-generating business and assets, which will reduce the amount of cash available for future dividends and may adversely affect the trading price of the Restricted Voting Shares.

The credit ratings related to the Preferred Shares may be adversely affected by the Transaction.

        There can be no assurance that the credit ratings on the Preferred Shares will be maintained. The credit ratings are based on certain assumptions about the future performance and capital structure of the Company that may or may not reflect the actual performance and capital structure of the Company. Completion of the Transaction will result in a significant reduction in the Company's cash-generating business and assets, which will reduce the amount of cash available for future dividends. Changes in credit ratings of the Preferred Shares may affect the market price or value and the liquidity of the Preferred Shares. There is no assurance that any credit rating assigned to the Preferred Shares will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the Meeting other than the item referred to above. If any other matter is properly brought before the Meeting for action by Shareholders, proxies returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED JULY 27, 2018. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

APPENDIX A

TRANSACTION RESOLUTION

        "BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE SHAREHOLDERS THAT:

  1.
  the sale of all or substantially all of the property of Kinder Morgan Canada Limited (the "Company") in accordance with the terms, conditions and provisions of the share and unit purchase agreement dated May 29, 2018 among Kinder Morgan Cochin ULC ("KMCU"), Her Majesty in Right of Canada as represented by the Minister of Finance, the Company and Kinder Morgan, Inc. (the "Agreement"), be and is hereby approved pursuant to Section 190 of the Business Corporations Act (Alberta);

  2.
  the Company be and is hereby authorized to perform and, to the extent within its control, to cause KMCU to perform, its obligations under the Agreement, including to complete the sale of the property and assets contemplated by the Agreement;

  3.
  notwithstanding that this resolution has been approved by the shareholders of the Company, the directors of the Company are hereby authorized and empowered, at their discretion, without any further notice to or approval of the shareholders of the Company, to amend the Agreement or any agreement ancillary thereto to the extent permitted by the terms thereof or, subject to the terms of the Agreement, not to proceed with any or all of the transactions contemplated thereby; and

  4.
  any director or officer of the Company be and is hereby authorized and directed to execute and deliver (or cause to be executed and delivered), on behalf of the Company, all such further deeds, agreements, documents or writings, to pay all such expenses and to take such further and other actions or steps as in the sole discretion of such director or officer are necessary or desirable in order to carry out fully the foregoing resolutions upon such terms and conditions as may be approved from time to time by the board of directors of the Company, such approval to be conclusively evidenced by the signing of such deeds, agreements, documents and writings or taking of such actions or steps by such director or officer."

A-1

APPENDIX B

FAIRNESS OPINION

May 28, 2018

The Board of Directors
Kinder Morgan Canada Limited
300 5th Avenue SW, Suite 2700
Calgary, Alberta
T2P 5J2

To the Board of Directors:

        TD Securities Inc. ("TD Securities") understands that Kinder Morgan Canada Limited ("KML") is considering entering into a share and unit purchase agreement (the "Purchase Agreement") with Her Majesty in Right of Canada ("Canada"), pursuant to which Canada would acquire (collectively, the "Transaction") the outstanding shares of Trans Mountain Pipeline ULC, the managing partner of Trans Mountain Pipeline L.P., and Kinder Morgan Canada Inc., as well as the outstanding units of Trans Mountain Pipeline L.P. (collectively with Trans Mountain Pipeline ULC and Kinder Morgan Canada Inc., the "Acquired Entities"), which collectively own the assets of the Trans Mountain Pipeline System ("TMPS") and the associated expansion project ("TMEP"), pursuant to the terms of the Purchase Agreement for C$4.5 billion, subject to adjustments as provided in the Purchase Agreement (the "Consideration"). Through its indirect holding of the Class A Units of Kinder Morgan Canada Limited Partnership, which units represent an approximate 30% common equity interest in Kinder Morgan Canada Limited Partnership, being the entity that indirectly holds all of the shares and units of the Acquired Entities, with Kinder Morgan, Inc. ("KMI") indirectly owning the remaining 70% common equity interest, KML's indirect share of the Consideration is approximately C$1.25 billion, subject to adjustments and after applicable taxes. The above description is summary in nature. The specific terms and conditions of the Transaction are set out in the Purchase Agreement and will be more fully described in the notice of special meeting of shareholders and information circular and proxy statement (the "Circular"), which is to be mailed to the holders (collectively, "Shareholders") of restricted voting shares, special voting shares and preferred shares in the capital of KML in connection with the Transaction.

ENGAGEMENT OF TD SECURITIES

        TD Securities was engaged by KML pursuant to an engagement agreement dated April 17, 2018 (the "Engagement Agreement") and a letter agreement dated May 28, 2018 (the "Letter Agreement") to provide financial advisory services and to act as financial advisor to KML in connection with the Transaction including, if requested by KML, to prepare and deliver to the Board of Directors of KML an opinion as to the fairness of the Consideration to be received by Kinder Morgan Cochin ULC pursuant to the Transaction from a financial point of view to Kinder Morgan Cochin ULC and KML (the "Fairness Opinion"). TD Securities has not prepared a valuation of KML or any of their respective securities or assets, and the Fairness Opinion should not be construed as such.

        The terms of the Engagement Agreement and Letter Agreement provide that TD Securities will receive a fee for its services, a portion of which is payable on delivery of the Fairness Opinion (regardless of its conclusion) and a portion of which will be paid on completion of the Transaction.

Furthermore, KML has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

        On May 28, 2018 at the request of the Board of Directors of KML, TD Securities orally delivered the Fairness Opinion to the Board of Directors of KML based upon and subject to the scope of review, assumptions and limitations and other matters described herein. This Fairness Opinion provides the same opinion, in writing, as that given orally by TD Securities on May 28, 2018.

CREDENTIALS OF TD SECURITIES

        TD Securities is one of Canada's largest investment banking firms with operations in a broad range of investment banking activities including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. TD Securities also has significant international operations. TD Securities has been a financial advisor in a large number of transactions involving public and private companies in various industry sectors and has extensive experience in preparing valuations and fairness opinions.

        The Fairness Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation, and fairness opinion matters.

RELATIONSHIP WITH INTERESTED PARTIES

        Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Securities Act")) of KML, KMI, Canada or any of their respective associates or affiliates (collectively, the "Interested Parties", or individually an "Interested Party"). Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Transaction other than to KML pursuant to the Engagement Agreement and Letter Agreement.

        TD Securities and its affiliates have not been engaged to provide any financial advisory services, have not, other than as described below, acted as lead or co-lead manager on any offering of securities of KML, or any other Interested Party, and have not had a material financial interest in any transaction involving KML, or any other Interested Party, during the 24 months preceding the date on which TD Securities was first contacted in respect of the Fairness Opinion, other than services provided under the Engagement Agreement and Letter Agreement and as described herein.

        The Toronto-Dominion Bank ("TD Bank"), the parent company of TD Securities, directly or through an affiliate provides banking services to KML and KMI, entities related to KML and KMI, and Canada in the normal course of business, and may in the future provide banking services and credit facilities to KML, KMI, Canada or any other Interested Party. TD Securities and TD Bank have in the normal course of their business acted as financial advisor and lender, respectively, to entities that are affiliated with Canada. Prior to the date of this Fairness Opinion, TD Bank entered into negotiations with Canada to act as lender to Canada with respect to Covered Credit Facilities (as defined in the Purchase Agreement) to be put in place to fund project expenses contemplated by the 2018 Work Plan (as defined in the Purchase Agreement) related to TMEP. In 2017, TD Securities acted as Lead Left Joint Bookrunner on KML's C$1.75 billion IPO and Joint Bookrunner and Co-lead Arranger on KML's C$5.5 billion of credit facilities. TD Securities also was a Joint Bookrunner on KML's C$300 million and C$250 million preferred equity offerings in August 2017 and December 2017, respectively. TD Bank also participates in credit facilities of, and acts as lender to, KML and KMI and certain of their affiliates.

        TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party and may provide derivatives, rates and foreign exchange services to Interested Parties, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, KML, KMI, Canada or any other Interested Party.

        The fees payable to TD Securities in connection with the Engagement Agreement, Letter Agreement and the Fairness Opinion are not financially material to TD Securities. No understandings or agreements exist between TD Securities and KML, KMI, or any other Interested Party with respect to future financial advisory or investment banking business other than those that may arise as a result of the Engagement Agreement, Letter Agreement and as described herein. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for KML, KMI, Canada or any other Interested Party.

SCOPE OF REVIEW

        In connection with the Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation of) or carried out, among other things, the following:

  1)
  Draft version of the Purchase Agreement as provided to TD Securities on May 27, 2018;

  2)
  Audited annual financial statements of KML and management's discussion and analysis related thereto for the year ended December 31, 2017;

  3)
  Interim financial statements of KML and management's discussion and analysis related thereto for the three month period ended March 31, 2018;

  4)
  Financial reports and operational information of KML and the Acquired Entities for the three month period ended March 31, 2018;

  5)
  Annual Report which included the annual financial statements and related management's discussion and analysis of KML for the fiscal year ended December 31, 2017;

  6)
  Final prospectus of KML regarding the public offering of restricted voting shares dated May 25, 2017;

  7)
  Notice of annual meeting and proxy statement of KML dated March 28, 2018;

  8)
  Presentations, internal financial, operational and tax information materials provided to TD Securities covering details of the Acquired Entities' assets and KML's assets by or on behalf of management of KML;

  9)
  Budgets, long range outlook, forecasts, projections and estimates provided for TMPS, TMEP and KML by or on behalf of management of KML;

  10)
  Representations contained in a certificate dated May 28, 2018 from senior officers of KML as to the completeness and accuracy of the information upon which this Fairness Opinion is based (the "Certificate");

  11)
  Various research publications prepared by equity research analysts regarding TMPS, TMEP and KML, and other selected public companies considered relevant;

  12)
  Public information relating to the business, operations, financial performance, and stock trading history of KML, and other selected public companies considered relevant;

  13)
  Public information with respect to certain other transactions of a comparable nature considered relevant;

  14)
  Discussions with senior management of KML with respect to the information referred to above and other issues considered relevant; and

  15)
  Such other corporate, political, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

        TD Securities has not, to the best of its knowledge, been denied access by KML to any information requested by TD Securities.

        TD Securities did not meet with the auditors of KML and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of KML and any reports of the auditors thereon.

PRIOR VALUATIONS

        Senior officers of KML, on behalf of KML, have represented to TD Securities in the Certificate that, among other things, to the best of their knowledge, information and belief after due inquiry, there have been no valuations or appraisals relating to KML or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of KML other than those which have been provided to TD Securities or, in the case of valuations known to KML which it does not have within its possession or control, notice of which has not been given to TD Securities.

ASSUMPTIONS AND LIMITATIONS

        With KML's acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness, and fair presentation of all data and other information obtained by it from public sources or provided to it by KML or its representatives, or otherwise obtained by TD Securities. The Fairness Opinion is premised and conditional upon such accuracy, completeness and fair presentation and there being no misrepresentation (as defined in the Securities Act) of the foregoing data and other information. TD Securities has assumed that there is no information relating to the business, operations and assets of the Acquired Entities or KML, or their respective affiliates, that could reasonably be expected to be material to the Fairness Opinion that has not been disclosed or made available to TD Securities. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the foregoing data and other information.

        With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the opinion of KML, reasonable in the circumstances. TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based. TD Securities was not engaged to review and has not reviewed any of the legal, tax or accounting aspects of the Transaction. TD Securities has assumed that the Transaction complies with all applicable laws.

        Senior officers of KML, on behalf of KML, have represented to TD Securities in the Certificate, to the best of their knowledge, information and belief after due inquiry: (i) that KML has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to the Acquired Entities which would reasonably be expected to affect materially the Fairness Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv)

below, the information, data and other material (collectively, the "Information") as filed under KML's profile on the System for Electronic Document Analysis and Retrieval ("SEDAR") and/or provided to TD Securities by or on behalf of KML or its representatives in respect of the Acquired Entities is or, in the case of historical Information was, at the date of preparation, true, complete and accurate, and did not and does not contain any untrue statement of a material fact and does not, or in the case of historical Information did not, at the date of preparation, omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by KML and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business or operations of the Acquired Entities and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion; (iv) any portions of the Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the material assumptions identified therein, which, in the reasonable opinion of KML, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to the Acquired Entities made in the preceding 24 months and in the possession or control of KML other than those which have been provided to TD Securities or, in the case of valuations known to KML which it does not have within its possession or control, notice of which has not been given to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of KML or any of its affiliates during the preceding 24 months which have not been disclosed to TD Securities; (vii) since the dates on which the Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by KML or any of its affiliates except as publicly disclosed by KML; (viii) other than as disclosed in the Information, the Acquired Entities have no material contingent liabilities and except as have been publicly disclosed by KML or otherwise disclosed to TD Securities, there are no actions, suits, claims, proceedings, investigations or inquiries pending or, to the knowledge of the senior officers of KML, threatened against or affecting the Transaction or the Acquired Entities at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which could reasonably be expected to materially adversely affect KML or its affiliates or the Transaction; (ix) all financial material, documentation and other data concerning the Transaction or the Acquired Entities, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of KML or in accordance with non-GAAP measures as publicly disclosed by KML; (x) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Transaction, except as have been disclosed in all material respects to TD Securities; (xi) the contents of any and all documents prepared in connection with the Transaction for filing with regulatory authorities or delivery or communication to security holders of KML (collectively, the "Disclosure Documents") have been, are and will be true, complete and correct in all material respects (subject to permitted redactions in accordance with applicable laws) and have not and will not contain any misrepresentation (as defined in the Securities Act (Alberta)) and the Disclosure Documents have complied, comply and will comply in all material respects with all requirements under applicable laws; (xii) KML has, as of the date hereof, complied in all material respects with the Engagement Agreement, including the terms and conditions of the Indemnity attached as a schedule thereto; and (xiii) to the best of its knowledge, information and belief after due inquiry, except with respect to the Transaction, there is no plan or proposal for any material change (as defined in the Securities Act (Alberta)) in the Acquired Entities which have not been disclosed to TD Securities.

        In preparing the Fairness Opinion, TD Securities has made several assumptions, including that all final versions of all agreements and documents to be executed and delivered in respect of or in connection with the Transaction will conform in all material respects to the drafts provided to TD Securities, that all conditions precedent to be satisfied to complete the Transaction can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Transaction will be obtained in a timely manner, without adverse condition or qualification, that all steps or procedures being followed to implement the Transaction are valid and effective and will comply with applicable laws and regulatory requirements, and the Disclosure Documents will be accurate, in all material respects, and will comply, in all material respects, with the requirements of all applicable laws. In its analysis in connection with the preparation of the Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business, political and economic conditions, and other matters, many of which are beyond the control of TD Securities, KML, and their respective affiliates or any other party involved in the Transaction. The Fairness Opinion is conditional on all such assumptions being correct.

        The Fairness Opinion has been provided for the exclusive use of the Board of Directors of KML and is not intended to be, and does not constitute, a recommendation to the Board of Directors of KML. The Fairness Opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to KML, nor does it address the underlying business decision to implement the Transaction. TD Securities' conclusion as to the fairness, from a financial point of view of the Consideration to be received by Kinder Morgan Cochin ULC pursuant to the Transaction is based on its review of the Transaction taken as a whole, rather than any particular element. TD Securities expresses no opinion with respect to future trading prices of securities of KML or any other Interested Party following the announcement and completion of the Transaction. The Fairness Opinion does not constitute a recommendation to acquire or dispose of securities of KML or any other Interested Party nor is it a recommendation to Shareholders as to how to vote on the Transaction or act in any manner in relation to the Transaction.

        The Fairness Opinion is rendered as of May 28, 2018, on the basis of securities markets, economic, political and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of the Acquired Entities, KML, and their respective subsidiaries and affiliates as reflected in the Information provided or otherwise available to TD Securities. Although TD Securities reserves the right to change or withdraw the Fairness Opinion in the event that there is any material change in any fact or matter affecting the Fairness Opinion, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention.

        TD Securities is not an expert on, and did not render advice to the Board of Directors of KML regarding, legal, tax, accounting or regulatory matters.

        The Fairness Opinion may not be used by any person or relied upon by any person other than the Board of Directors of KML in connection with the Transaction without the express prior written consent of TD Securities. The Fairness Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without TD Securities' prior written consent, and TD Securities consents to the inclusion of the Fairness Opinion, and a summary thereof (in a form approved by TD Securities), in the Circular.

        The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Fairness Opinion. Accordingly, the Fairness Opinion should be read in its entirety.

APPROACH TO FAIRNESS

        In considering the fairness of the Consideration to be received by Kinder Morgan Cochin ULC under the Transaction from a financial point of view to Kinder Morgan Cochin ULC and KML, TD Securities principally considered and relied upon the following approaches: (i) a comparison of the Consideration to be received under the Transaction to a discounted cash flow analysis of the Acquired Entities including various scenario analyses including TMEP sensitivities on timing of completion and total construction costs; (ii) comparison of the multiples implied by the Transaction to the multiples implied by precedent transactions in the Canadian energy pipeline and midstream industry; (iii) a comparison of the multiples implied by comparable Canadian energy pipeline and midstream companies whose securities are publicly traded to the multiples implied by the Consideration under the Transaction; and (iv) a comparison of KML's indirect share of the Consideration to recent market trading prices of the restricted voting shares in the capital of KML.

CONCLUSION

        Based upon and subject to the foregoing and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of May 28, 2018, the Consideration to be received by Kinder Morgan Cochin ULC pursuant to the Transaction is fair, from a financial point of view, to Kinder Morgan Cochin ULC and KML.

Yours very truly,

TD SECURITIES INC.

APPENDIX C

PRO FORMA FINANCIAL STATEMENTS

Kinder Morgan Canada Limited

Unaudited Pro Forma Condensed Financial Statements

        The following unaudited pro forma information is derived from the historical consolidated financial statements of the Company (also referred in this Appendix C as "KML") and adjusted to reflect the sale of the Target Entities for a cash purchase price of CDN$4.5 billion, subject to certain adjustments. The unaudited pro forma condensed financial statements (the "Unaudited Pro Forma Statements") should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017; and (ii) the unaudited consolidated financial statements and related notes included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

        The following unaudited pro forma condensed statements of income for the six months ended June 30, 2018 and for each of the years ended December 31, 2017, 2016 and 2015 give effect to the Transaction as if it had occurred on January 1, 2015. The unaudited pro forma condensed balance sheet as of June 30, 2018 has been prepared to give effect to the Transaction as if it had occurred on June 30, 2018.

        The Unaudited Pro Forma Statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable. However, actual results may differ from those reflected in these statements, including the potential impact from a transition services agreement that could give rise to assets and liabilities and/or income and expense amounts that have not been reflected in the pro-forma information. We believe that, all adjustments that are necessary to present fairly the pro forma information have been made. The following Unaudited Pro Forma Statements do not purport to represent what the Company's results of operations would have been if the Transaction had occurred on January 1, 2015 as indicated above, nor are they indicative of future results of operations. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections titled "Risk Factors," and "Forward-Looking Statements" included elsewhere in this proxy statement.

Kinder Morgan Canada Limited
Unaudited Pro Forma Condensed Balance Sheet
As of June 30, 2018
(In millions of Canadian dollars)

	Historical	Adjustments (a)		Pro Forma
ASSETS
Cash and cash equivalents	$227.2	$4,273.7	(b)	$4,500.9
Other current assets	127.3	(77.5)		49.8
Property plant and equipment, net	4,065.2	(3,073.5)		991.7
Goodwill	248.0	(248.0)		—
Deferred charges and other assets	96.0	(87.5)		8.5

Total Assets	$4,763.7	$787.2		$5,550.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$247.1	$(247.1)	(c)	$—
Other current liabilities	360.1	75.5	(d)	435.6
Other	553.0	(524.9)	(d)	28.1

Total Liabilities	1,160.2	(696.5)		463.7

Stockholders' Equity
Other Equity	1,467.3	435.7	(e)	1,903.0
Accumulated other comprehensive loss	(7.7)	7.7		—

Total Kinder Morgan Canada Limited Equity	1,459.6	443.4		1,903.0
KMI interest	2,143.9	1,040.3	(e)	3,184.2

Total Stockholders' Equity	3,603.5	1,483.7		5,087.2

Total Liabilities and Stockholders' Equity	$4,763.7	$787.2		$5,550.9

The accompanying notes are an integral part of this unaudited pro forma condensed financial statement.

Kinder Morgan Canada Limited
Unaudited Pro Forma Condensed Statement of Income
For the Six Months Ended June 30, 2018
(In millions of Canadian dollars, except per share amounts)

	Historical	Adjustments (a)		Pro Forma
Revenues	$342.2	$(157.9)		$184.3

Operating Costs, Expenses and Other
Operations and maintenance	104.3	(26.7)	(f)	77.6
Depreciation and amortization	75.0	(35.0)		40.0
General and administrative	38.8	(19.4)		19.4
Taxes, other than income taxes	18.8	(16.1)		2.7
Other income, net	(8.4)	—		(8.4)

	228.5	(97.2)		131.3

Operating Income	113.7	(60.7)		53.0
Other Income (Expense)
Interest, net	(57.2)	57.2	(g)	—
Foreign exchange gain (loss)	(0.4)	0.5		0.1
Capitalized equity financing costs and other, net	23.5	(23.4)		0.1

Income Before Income Taxes	79.6	(26.4)		53.2
Income tax expense	(21.5)	5.5	(i)	(16.0)

Net Income	58.1	(20.9)		37.2
Preferred share dividends	(14.4)	—		(14.4)
Net (income) loss attributable to KMI interest	(31.1)	14.7		(16.4)

Net income (loss) available to restricted voting stockholders	$12.6	$(6.2)		$6.4

Restricted Voting Shares
Basic and Diluted Earnings Per Restricted Voting Share (j)	$0.12			$0.06

Basic and Diluted Weighted Average Restricted Voting Shares Outstanding	103.7			103.7

The accompanying notes are an integral part of this unaudited pro forma condensed financial statement.

Kinder Morgan Canada Limited
Unaudited Pro Forma Condensed Statement of Income
For Year Ended December 31, 2017
(In millions of Canadian dollars, except per share amounts)

	Historical	Adjustments (a)		Pro Forma
Revenues	$683.8	$(324.8)		$359.0

Operating Costs, Expenses and Other
Operations and maintenance	216.5	(53.9)	(f)	162.6
Depreciation and amortization	142.4	(70.7)		71.7
General and administrative	68.2	(37.2)		31.0
Taxes, other than income taxes	37.5	(30.8)		6.7
Other expense, net	3.3	—		3.3

	467.9	(192.6)		275.3

Operating income	215.9	(132.2)		83.7
Other Income (Expense)
Interest, net	(15.8)	8.9	(g)	(6.9)
Foreign exchange gain (loss)	(5.2)	0.1	(h)	(5.1)
Capitalized equity financing costs and other, net	30.0	(29.1)		0.9

Income Before Income Taxes	224.9	(152.3)		72.6
Income tax expense	(64.2)	38.7	(i)	(25.5)

Net Income	160.7	(113.6)		47.1
Preferred share dividends	(6.6)	—		(6.6)
Net (income) loss attributable to KMI interest	(126.2)	81.8		(44.4)

Net income (loss) available to restricted voting stockholders	$27.9	$(31.8)		$(3.9)

Restricted Voting Shares
Basic and Diluted Earnings (Loss) Per Restricted Voting Share (j)	$0.33			$(0.05)

Basic and Diluted Weighted Average Restricted Voting Shares Outstanding	82.8			82.8

The accompanying notes are an integral part of this unaudited pro forma condensed financial statement.

Kinder Morgan Canada Limited
Unaudited Pro Forma Condensed Statement of Income
For Year Ended December 31, 2016
(In millions of Canadian dollars)

	Historical	Adjustments (a)		Pro Forma
Revenues	$676.1	$(328.3)		$347.8

Operating Costs, Expenses and Other
Operations and maintenance	205.4	(52.6)	(f)	152.8
Depreciation and amortization	137.2	(73.1)		64.1
General and administrative	57.6	(31.9)		25.7
Taxes, other than income taxes	38.2	(30.9)		7.3
Other expense, net	0.3	—		0.3

	438.7	(188.5)		250.2

Operating income	237.4	(139.8)		97.6
Other Income (Expense)
Interest, net	(29.9)	11.4	(g)	(18.5)
Foreign exchange gain (loss)	32.6	(18.0)	(h)	14.6
Capitalized equity financing costs and other, net	18.0	(17.9)		0.1

Income before income taxes	258.1	(164.3)		93.8
Income tax expense	(56.3)	32.9	(i)	(23.4)

Net income (loss) attributable to KMI interest	$201.8	$(131.4)		$70.4

The accompanying notes are an integral part of this unaudited pro forma condensed financial statement.

Kinder Morgan Canada Limited
Unaudited Pro Forma Condensed Statement of Income
For Year Ended December 31, 2015
(In millions of Canadian dollars)

	Historical	Adjustments (a)		Pro Forma
Revenues	$645.9	$(326.1)		$319.8

Operating Costs, Expenses and Other
Operations and maintenance	182.7	(46.2)	(f)	136.5
Depreciation and amortization	123.5	(71.3)		52.2
General and administrative	61.3	(36.6)		24.7
Taxes, other than income taxes	37.3	(30.6)		6.7
Other (income) expenses, net	(1.2)	1.8		0.6

	403.6	(182.9)		220.7

Operating income	242.3	(143.2)		99.1
Other Income (Expense)
Interest, net	(30.1)	25.7		(4.4)
Foreign exchange gain (loss)	(185.4)	149.4		(36.0)
Capitalized equity financing costs and other, net	12.4	(12.4)		—

Income before income taxes	39.2	19.5		58.7
Income tax expense	(62.1)	31.8	(i)	(30.3)

Net (loss) income attributable to KMI interest	$(22.9)	$51.3		$28.4

        The accompanying notes are an integral part of this unaudited pro forma condensed financial statement.

Kinder Morgan Canada Limited
Notes to Unaudited Pro Forma
Condensed Financial Statements

Note 1—Basis of Pro Forma Presentation

        The Purchase Agreement in connection with the Transaction was entered into on May 29, 2018 between KMCU, the Purchaser, the Company and KMI and provided for the purchase of the Target Entities that hold the Trans Mountain pipeline and related TMEP, the Puget Sound pipeline system and the Canadian employees that operate the business and assets for cash consideration of CDN$4.5 billion, subject to certain adjustments. Closing of the Transaction is subject to customary conditions, including the approval by Shareholders.

        The Unaudited Pro Forma Statements give effect to the proposed Transaction. The unaudited pro forma condensed statements of income for the six months ended June 30, 2018 and for each of the three years ended December 31, 2017, 2016 and 2015 give effect to the Transaction as if it had occurred on January 1, 2015. The estimated gain from the Transaction was not reflected in the unaudited pro forma condensed statements of income as it is considered to be nonrecurring in nature. The unaudited pro forma condensed balance sheet gives effect to the Transaction as if it had occurred on June 30, 2018.

        On May 30, 2017, the Company completed an initial public offering of its Restricted Voting Shares and used the proceeds of CDN$1,750.0 million to acquire an approximate 30% indirect interest in Kinder Morgan Canada Limited Partnership (the "Limited Partnership") from KM Canada Terminals and KMCC, each an indirect wholly-owned subsidiary of KMI that retained an approximate 70% ownership of the common equity interest in the Limited Partnership. The Limited Partnership is a consolidated subsidiary of KML and holds KML's operating assets.

        KMI's economic interest in the Limited Partnership is reflected within "KMI interest" in the accompanying unaudited pro forma condensed balance sheet and earnings attributable to KMI's economic ownership interest in the Limited Partnership is presented in "Net income (loss) attributable to KMI interest" in the accompanying unaudited pro forma condensed statements of income.

        These Unaudited Pro Forma Statements are presented for illustrative purposes only and do not purport to represent what the actual results of operations would have been had the Transaction occurred on the respective dates assumed, nor is it necessarily indicative of the Company's future operating results.

Note 2—Pro Forma Adjustments and Assumptions

        Following are the pro forma adjustments related to the Transaction and included in the unaudited pro forma condensed balance sheet and/or the unaudited pro forma condensed statements of income.

  (a)
  Represents adjustments to effect the Transaction, and include the historical results of operations and balance sheet amounts of the Target Entities along with the following pro forma adjustments, as applicable.

  (b)
  Reflects the estimated gross proceeds of CDN$4.5 billion less (i) repayment of the CDN$132.6 million outstanding borrowings under KML's 2018 CDN$500 million revolving working capital credit facility (the "2018 Credit Facility") and (ii) CDN$4.8 million of estimated expenses associated with the Transaction that remain unpaid as of June 30, 2018. The final purchase price is subject to certain customary adjustments at the time of closing.

Kinder Morgan Canada Limited
Notes to Unaudited Pro Forma
Condensed Financial Statements (Continued)

Note 2—Pro Forma Adjustments and Assumptions (Continued)

  (c)
  Reflects repayment of borrowings outstanding under the 2018 Credit Facility using a portion of the gross proceeds from the Transaction and includes borrowings outstanding under the Covered Credit Facility as of June 30, 2018.

  (d)
  Includes estimated increase in current income taxes payable of CDN$325 million and estimated decrease in long-term deferred income tax liabilities of CDN$328 million.

  (e)
  Includes an estimated gain, net of tax, on the Transaction of approximately CDN$1.5 billion as of June 30, 2018. This estimated gain has been allocated between the equity attributable to the Company and the KMI interest based on the respective ownership interests as of June 30, 2018.

  (f)
  Historical KML amounts included intercompany lease revenue and lease expense between TM Pipeline LP and North 40 Terminal, which leases 15 tanks from TM Pipeline LP. This lease will continue after closing, but as a result of the Transaction, the lease expense on the North 40 Terminal will no longer eliminate in consolidation. The North 40 Terminals' lease expense of CDN$26.6 million, CDN$59.4 million, CDN$56.8 million and CDN$61.6 million for the six months ended June 30, 2018, and each of the years ended December 31, 2017, 2016 and 2015, respectively, is included in the Adjustments "Operations and maintenance" amounts.

  (g)
  Includes imputed interest expense for U.S. dollar denominated debt incurred by KML directly attributable for the Target Entities capital expenditures of CDN$73.5 million, CDN$27.1 million and CDN$23.2 million for the six months ended June 30, 2018, and years ended December 31, 2017 and 2016, respectively. The six months ended June 30, 2018 amount also includes the write-off of CDN$60.5 million of unamortized financing costs related to KML's terminated 2017 CDN$5.5 billion credit facility.

  (h)
  Includes imputed foreign exchange gain (loss) on U.S. dollar denominated debt incurred by KML directly attributable for the Target Entities capital expenditures of CDN$(2.7) million and CDN$15.0 million for the years ended December 31, 2017 and 2016, respectively.

  (i)
  Includes imputed income tax expense with effective tax rates on the pro forma pre-tax earnings of the Target Entities of approximately 27%, 35%, 25% and 52% for the six months ended June 30, 2018, and each of years ended December 31, 2017, 2016 and 2015, respectively, with differences from the statutory income tax rate primarily due to foreign exchange on U.S. dollar denominated debt, statutory income tax rate changes and non-deductible charges from related parties.

  (j)
  Earnings per Restricted Voting Share were estimated using the two-class method. For the periods presented herein after the Company's initial public offering, earnings were allocated to Restricted Voting Shares and participating securities based on the amount of dividends paid in the period plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security participates in earnings or excess distributions over earnings.

APPENDIX D

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

  (a)
  amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

  (b)
  amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

  (b.1)
  amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

  (c)
  amalgamate with another corporation, otherwise than under section 184 or 187,

  (d)
  be continued under the laws of another jurisdiction under section 189, or

  (e)
  sell, lease or exchange all or substantially all its property under section 190.

(2)
A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)
In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)
A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)
A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)
at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)
if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder's right to dissent.

(6)
An application may be made to the Court after the adoption of a resolution referred to in subsection (1) or (2),

(a)
by the corporation, or

(b)
by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

  to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7)
If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)
Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)
at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)
within 10 days after the corporation is served with a copy of the application, if a shareholder is the applicant.

(9)
Every offer made under subsection (7) shall

(a)
be made on the same terms, and

(b)
contain or be accompanied with a statement showing how the fair value was determined.

(10)
A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder's shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)
A dissenting shareholder

(a)
is not required to give security for costs in respect of an application under subsection (6), and

(b)
except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)
In connection with an application under subsection (6), the Court may give directions for

(a)
joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)
the trial of issues and interlocutory matters, including pleadings and questioning under Part 5 of the Alberta Rules of Court,

(c)
the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)
the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)
the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)
the service of documents, and

(g)
the burden of proof on the parties.

(13)
On an application under subsection (6), the Court shall make an order

(a)
fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)
giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)
fixing the time within which the corporation must pay that amount to a shareholder, and

  (d)
  fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)
On

(a)
the action approved by the resolution from which the shareholder dissents becoming effective,

(b)
the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder's shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

(c)
the pronouncement of an order under subsection (13),

  whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder's shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)
Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)
Until one of the events mentioned in subsection (14) occurs,

(a)
the shareholder may withdraw the shareholder's dissent, or

(b)
the corporation may rescind the resolution,

  and in either event proceedings under this section shall be discontinued.

(17)
The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)
If subsection (20) applies, the corporation shall, within 10 days after

(a)
the pronouncement of an order under subsection (13), or

(b)
the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder's shares,

  notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)
Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder's notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder's full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)
A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)
the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)
the realizable value of the corporation's assets would by reason of the payment be less than the aggregate of its liabilities.

KINDER MORGAN CANADA LIMITED Security Class Holder Account Number -------Fold Form of Proxy - Special Meeting to be held on Thursday, August 30, 2018 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder(s). 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted if signed and properly completed, as recommended by Management. 6. The securities represented by this proxy will be voted in favour or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 9:00 am, MDT, on Tuesday, August 28, 2018 -------Fold

Appointment of Proxyholder I/We being holder(s) of Kinder Morgan Canada Limited hereby appoint(s): Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein. OR Steven J. Kean, or failing him, Dax A. Sanders, or failing him, Scott Stoness, or failing him, Melanie Blair (the "Management Nominees") As my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of shareholders of Kinder Morgan Canada Limited (the "Meeting") to be held at The Grand Ballroom of the Metropolitan Conference Centre, 333 4th Avenue SW, Calgary, AB on Thursday, August 30, 2018 at 9:00 am MDT and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. Against 1. Transaction Resolution A special resolution, the full text of which is included as Appendix A to the information circular and proxy statement of Kinder Morgan Canada Limited (the "Company"), dated July 27, 2018, approving the sale of all or substantially all of the property of the Company other than in the ordinary course of business to Her Majesty in Right of Canada (the ‘‘Purchaser’’) pursuant to the share and unit purchase agreement dated May 29, 2018 among Kinder Morgan Cochin ULC, the Purchaser, the Company and Kinder Morgan, Inc. -------Fold -------Fold Authorized Signature(s) - This section must be completed for your instructions to be executed. Signature(s) Date I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this proxy will be voted as recommended by Management. X K I Q 2 7 9 6 7 4 A R 0 For